Exhibit 10.4
Execution Version

INVESTMENT AGREEMENT
by and among
W-CATALINA (S) LLC
COLONY CAPITAL OPERATING COMPANY, LLC
COLONY CAPITAL, INC.
(FOR THE LIMITED PURPOSES SET FORTH HEREIN)
AND
W-CATALINA (S) LLC, AS THE INITIAL WAFRA REPRESENTATIVE

Dated as of July 17, 2020

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i

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ii

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Exhibits

Exhibit A    Investment Vehicles Sponsored by Excluded Assets or Specified Investments
Exhibit B    Illustrative Run-Rate EBITDA Computation
Exhibit C    Expense Amounts
Annexes

Annex A    Convertible Preferred Interests
Annex B    Warrants
Annex C    Press Release / Investor Announcement
Annex D    Digital Bridge Entities
Annex E     Tax Returns

iii

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INVESTMENT AGREEMENT
This INVESTMENT AGREEMENT, dated as of July 17, 2020, is by and among (i) (x) W-Catalina (S) LLC, a Delaware limited liability company (the “Buyer”), (ii) Colony Capital Operating Company, LLC, a Delaware limited liability company (“CCOC”), (iii) solely for the purposes of Sections 2.3(e), 2.3(f), 2.3(g), 2.3(h), 2.3(k), 5.24, Article IV and Article IX hereof, Colony Capital, Inc., a Maryland corporation (“Colony Capital”), and (iv) the Buyer, in its capacity as the “Initial Wafra Representative” (each of the Persons described in the foregoing clauses (i) – (iv), a “Party” and collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, prior to the date hereof CCOC has formed or caused the formation of Digital Colony Management Holdings, LLC, a Delaware limited liability company (“DCMH”), as a wholly owned indirect Subsidiary of CCOC;
WHEREAS, prior to the date hereof, DCMH has formed Special Reserve LLC, a Delaware limited liability company (“Special Reserve”), as a wholly owned direct Subsidiary of DCMH;
WHEREAS, prior to or following the formation of DCMH but prior to the date hereof, Digital Bridge Holdings, LLC, a Delaware limited liability company (“Digital Bridge”) and indirect Subsidiary of CCOC, distributed one (1) Class A Unit in Digital Bridge DCP I Carry LLC to its immediate parent, Colony Capital Digital Holdco, LLC, a Delaware limited liability company and wholly owned indirect Subsidiary of CCOC (“CCDH”);
WHEREAS, following the distribution referenced immediately above, but prior to the date hereof, Digital Colony Management, LLC, a Delaware limited liability company and wholly owned indirect Subsidiary of CCOC, distributed (i) to CCDH, 50% of its interest in the ordinary share capital of Digital Colony UK 1 Limited, a private company limited by shares, incorporated in England, and wholly owned indirect Subsidiary of CCOC (“DCUK 1”), and 50% of its interest in the ordinary share capital of Digital Colony UK 2 Limited, a private company limited by shares, incorporated in England and wholly owned indirect Subsidiary of CCOC (“DCUK 2”), and (ii) to Colony DC Manager, LLC, a Delaware limited liability company and wholly owned indirect Subsidiary of CCOC (“CDCM” and, together with CCDH, the “Colony DCMH Members”), 50% of its interest in the ordinary share capital of DCUK 1 and 50% of its interest in the ordinary share capital of DCUK 2 to CDCM;
WHEREAS, following the distribution referenced immediately above, but prior to the date hereof, CCDH contributed one (1) Class A Unit of Digital Colony Management, LLC and the entirety of its 100% interest in Digital Bridge to DCMH in exchange for Common Interests, representing, following the consummation of the transactions described herein, 34.25% of the equity interests in DCMH on a fully-diluted, as converted basis (calculated without giving effect to the issuance of any equity interests under any Management Incentive Plan);

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WHEREAS, contemporaneously with the contributions referenced immediately above, CDCM, contributed one (1) Class B Unit of Digital Colony Management, LLC to DCMH in exchange for Common Interests, representing, following the consummation of the transactions described herein, 34.25% of the equity interests in DCMH on a fully-diluted, as converted basis (calculated without giving effect to the issuance of any equity interests under any Management Incentive Plan);
WHEREAS, contemporaneously with the contributions referenced above, CCOC has formed or caused the formation of Colony DCP (CI) Bermuda, LP, a Bermuda limited partnership (“NewCo (Carry)”), and Colony DCP (CI) GP, LLC, a Delaware limited liability company and the general partner of NewCo (Carry) (the “Carry GP”), and CFI RE Holdco, LLC, a Delaware limited liability company and direct Subsidiary of CCOC and the sole limited partner of NewCo (Carry), contributed the entirety of its 50% interest in Colony DCP Holdco, LLC, a Delaware limited liability company and indirect Subsidiary of CCOC, to NewCo (Carry) (the transactions described above, the “Restructuring”);
WHEREAS, following the Restructuring, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, CCOC desires to cause DCMH to issue to the Buyer, and the Buyer desires to subscribe for and acquire from DCMH, (i) Common Interests representing, as of the Closing, the applicable Specified Percentage of the equity interests in DCMH, on a fully-diluted as converted basis (calculated without giving effect to the issuance of any equity interests under any Management Incentive Plan) and (ii) Convertible Preferred Interests which, upon Conversion, will represent the applicable Specified Percentage of the equity interests in DCMH on a fully‑diluted, as converted basis (calculated without giving effect to the issuance of any equity interests under any Management Incentive Plan);
WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Buyer, DCMH, Colony Capital, CCDH and CDCM are entering into that certain Investor Rights Agreement of DCMH, dated as of the date hereof (the “DCMH Investor Rights Agreement”), and (ii) W-Catalina (C) LLC, the Carry GP, NewCo (Carry) and CCOC are entering into that certain Carried Interest Participation Agreement, dated as of the date hereof (the “Carried Interest Participation Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Buyer, DCMH, CCDH and CDCM are entering into that certain First Amended and Restated Limited Liability Company Agreement of DCMH, dated as of the date hereof (“A&R DCMH Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Colony Capital is issuing to Wafra Strategic Holdings LP (the “Warrantholder”) the Warrants (as defined herein);

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WHEREAS, concurrently with the execution and delivery of this Agreement, W‑Catalina (SP) LLC and Colony DCP Investor, LLC are entering into the Agreement of Purchase and Sale, dated as of the date hereof (“Fund I Specified Investment Purchase Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, each Managing Director is entering into an Acknowledgement Letter, dated as of the date hereof (the “Acknowledgement Letter”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Ben Jenkins is entering into that certain Amended and Restated Employment Agreement, dated as of the date hereof (the “A&R Employment Agreement”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, the Managing Directors are entering into those certain Amended and Restated Restrictive Covenant Agreements, dated as of the date hereof (the “A&R Restrictive Covenant Agreements”).
NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and in the Ancillary Agreements, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“2020 Financial Statements” has the meaning set forth in Section 2.4(a).
“A&R DCMH Agreement” has the meaning set forth in the Recitals.
“A&R Employment Agreement” has the meaning set forth in the Recitals.
“A&R Restrictive Covenant Agreements” has the meaning set forth in the Recitals.
“Accounting Expert” has the meaning set forth in Section 2.4(c).
“Acknowledgement Letter” has the meaning set forth in the Recitals.
“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such other Person; provided, that an “Affiliate” of a natural person also includes such person’s Related Persons; provided, further, that with respect to WINC, “Affiliates” shall only mean such Person’s Controlled Affiliates. For the avoidance of doubt, neither Buyer or any of its Affiliates,

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nor any Portfolio Company, shall be deemed an Affiliate of any of the Digital Colony Companies, the Digital Colony Funds, the Colony Capital Group, any of the Managing Directors, Successor or any of their respective Affiliates, and none of the Digital Colony Companies, the Colony Capital Group, the Managing Directors, Successors or any of their respective Affiliates shall be deemed an Affiliate of Buyer or any of its Affiliates.
“Aggregate Fee-Related Revenue” means the sum of the Fee-Related Revenue for all Digital Colony Clients.
“Agreement” means this Agreement, including the Schedules and any Annexes and Exhibits hereto, as such may be amended or restated from time to time.
“Ancillary Agreements” means any agreement, instrument or Contract entered into (whether on or following the date hereof) in connection with this Agreement, including the DCMH Investor Rights Agreement, the Carry Investment Agreement, the Carried Interest Participation Agreement, the A&R DCMH Agreement, the Warrants, the A&R Employment Agreement, the A&R Restrictive Covenant Agreements, the Acknowledgement Letters, the Fund I Specified Investment Purchase Agreement, the Purchaser Side Letter and the Specified / Warehouse Investment Side Letter.
“Anti-Corruption Laws” has the meaning set forth in Section 5.14(r).
“Applicable Fee Rate” means the applicable annual management fee rate (expressed as a percentage) set forth in a Digital Colony Client’s Investment Management Agreement in effect as of December 31, 2020 and covering the period January 1 through March 31, 2021, adjusted for the actual rates charged to the applicable Digital Colony Client including the effect of any current or temporary fee discounts, launching of successor funds or other reductions in any applicable side letter or similar agreement
“Available Cash” has the meaning set forth in the A&R DCMH Agreement.
“Balance Sheet Management Proceeds” has the meaning set forth in the DCMH Investor Rights Agreement.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2(a).
“Burdensome Condition” means any actions or undertakings necessary to obtain the CFIUS Approval or any other approval or Permit from a Governmental Authority that, pursuant to a mitigation agreement, security agreement, letter of assurance, or otherwise, would impose requirements on any of the DCP Parties that individually or in the aggregate, (i) would reasonably be expected to have an adverse effect in any material respect on the financial condition or results of operations of the Digital Colony Companies, taken as a whole or (ii) otherwise would reasonably be expected to impair or restrict the DCP Parties’ ability to conduct the day-to-day business and affairs of the DCP Parties and their respective Affiliates in any material respect, including any direct or indirect or pending (as of the date of this Agreement) portfolio companies of investment funds advised or managed by one or more Affiliates of any of the DCP Parties or any investment funds advised or managed by one or more of the DCP Parties.

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“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Business IT Assets” has the meaning set forth in Section 5.19(e).
“Business Services Fees Amount” means for each Digital Colony Client, the amount of any business services fees paid by such Digital Colony Client in respect of the Digital Colony Business during the period commencing on December 1, 2020 and ending on (but including) December 31, 2020 pursuant to (i) any business services agreements in existence as of the Closing and (ii) any business services agreements entered into subsequent to the Closing, to the extent that such business services agreements are entered into the ordinary course of business consistent with past practice and are substantially similar to the business services agreements in existence as of the Closing. The Business Services Fees Amount shall exclude fees from any Digital Colony Client that has withdrawn or exited or requested to withdraw or exit as an investor in the applicable Digital Colony Fund or for which a Digital Colony Company or any member of the Colony Capital Group has received written notice of an intention to submit such a withdrawal or exit notice.
“Buyer” has the meaning set forth in the Preamble and includes any permitted successor or assign thereof.
“Buyer Fundamental Representations” has the meaning set forth in Section 8.1.
“Buyer Indemnitees” means the Buyer, WINC and each of their respective Affiliates (including, for the avoidance of doubt, W-Catalina (C) LLC, a Bermuda limited liability company) (without giving effect to the second proviso of the definition of Affiliates for purposes of this definition), together with each of their respective directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (each in their capacity as such).
“Buyer Insurance Policy” means, collectively, (i) the Buyer-Side Representations and Warranties Insurance Policy Number 100039225 issued by QBE Specialty Insurance Co. to the Buyer, (ii) the Excess Buyer-Side Representations and Warranties Insurance Policy Number RWBX000307 issued by Everest Indemnity Insurance Company to the Buyer and (iii) the Excess Buyer-Side Representations and Warranties Insurance Policy Number ET111-001-930 issued by Euclid Transactional, LLC to the Buyer.
“Carried Interest” has the meaning set forth in the Carried Interest Participation Agreement.
“Carried Interest Participation Agreement” has the meaning set forth in the Recitals.
“Carry GP” has the meaning set forth in the Recitals.
“Carry Investment Agreement” means that certain Investment Agreement, dated as of the date hereof, by and among W-Catalina (C) LLC, a Bermuda limited liability company, CCOC and Colony Capital.
“Cash Compensation” has the meaning set forth in the DCMH Investor Rights Agreement.

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“CCDH” has the meaning set forth in the Recitals.
“CCOC” has the meaning set forth in the Preamble.
“CCOC Retention” has the meaning set forth in Section 8.3(a).
“CCOC Supplemental Indemnification” has the meaning set forth in Section 8.3(a).
“CDCM” has the meaning set forth in the Recitals.
“CFIUS” means the interagency Committee on Foreign Investment in the United States.
“CFIUS Approval” means that any review or investigation by CFIUS of the Contemplated Transactions shall have been concluded, and either (i) CFIUS has issued a written notice to the parties that it has concluded all action under the DPA and has determined that there are no unresolved issues of national security with respect to the Contemplated Transactions, or (ii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend, prohibit, or place any limitations on the Contemplated Transactions, or the time permitted by Law for such action shall have lapsed, in either case, permitting the Contemplated Transactions, including the Conversion.
“CFIUS Notice” has the meaning set forth in Section 7.8(a)(i).
“CFIUS Redemption Amount” has the meaning set forth in Annex A
“CFIUS Redemption Date” has the meaning set forth in Annex A.
“CFIUS Redemption Right” has the meaning set forth in Annex A.
“Client” means any Person to which any Digital Colony Company provides investment management or investment advisory services, including any sub-advisory services, administration services, business services or similar services, including each Digital Colony Fund.
“Client Assets” means as to any Digital Colony Client as of December 31, 2020, the amount of a Digital Colony Client’s assets used as the basis for determining management fees payable to the Digital Colony Companies pursuant to such Digital Colony Client’s Investment Management Agreement or the applicable governing agreements of a Digital Colony Fund. Client Assets shall exclude any amounts that are subject to pending withdrawal or distribution in connection with an exit, or in respect of which a Digital Colony Company or any member of the Colony Capital Group has received written notice of an intention to submit such a withdrawal or exit notice.
“Client Contract” means a Contract under which any Digital Colony Company provides services to a Client.
“Closing” has the meaning set forth in Section 2.2.

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“Closing Date” has the meaning set forth in Section 2.2.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Colony Capital” has the meaning set forth in the Preamble.
“Colony Capital Group” means Colony Capital and its Subsidiaries and other Controlled Affiliates other than the Digital Colony Companies, the Digital Colony Funds and any Portfolio Companies.
“Colony DCMH Members” has the meaning set forth in the Recitals.
“Colony FCA Approval” means, with respect to Digital Colony Management, LLC, any required change-of-control approvals to be granted by the Financial Conduct Authority of the United Kingdom (the “FCA”) pursuant to Sections 185 (unconditional approval), 187 (approval with conditions) or 189 (deemed approval) of the Financial Services and Markets Act of 2000 (as amended) and relating to the DCMH UK Adviser Entities and the Contemplated Transactions.
“Common Interests” means common equity interests in DCMH.
“Common Interests Consideration Amount” has the meaning set forth in Section 2.1(a).
“Compliance with Law Cap” has the meaning set forth in Section 8.3(a).
“Compliance with Law Representation” has the meaning set forth in Section 8.1.
“Confidentiality Agreement” means that certain Confidentiality Agreement, effective as of April 9, 2020, by and between Colony Capital Acquisitions, LLC, a Delaware limited liability company and Wafra Inc., a Delaware corporation.
“Confidential Information” has the meaning set forth in the DCMH Investor Rights Agreement.
“Consent” means, as the context requires, any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Contingent Consideration Amount” means $29,925,000.
“Contingent Consideration Threshold Amount” means $72,000,000.
“Contingent Indemnification Amount” has the meaning set forth in Section 8.3(f).
“Contract” means any agreement, contract, arrangement, understanding, obligation or commitment to which a Person is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

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“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall be deemed to Control such Person.
“Conversion” means the conversion of the Convertible Preferred Interests into Common Interests.
“Conversion Date” means the date on which the Convertible Preferred Interests shall automatically convert into Common Interests upon CFIUS Approval.
“Convertible Preferred Interests” means convertible preferred equity interests in DCMH, convertible into the right to receive the applicable Specified Percentage in DCMH.
“Convertible Preferred Interests Consideration Amount” has the meaning set forth in Section 2.1(a).
“Data Security Requirements” has the meaning set forth in Section 5.19(f).
“DCMH” has the meaning set forth in the Recitals.
“DCMH Investor Rights Agreement” has the meaning set forth in the Recitals.
“DCMH UK Adviser Entities” means Digital Colony UK Advisors 1 LLP, Digital Colony UK 1 Limited and Digital Colony UK 2 Limited.
“DCP Parties” has the meaning set forth in Section 7.8(a)(iv).
“Deductible” has the meaning set forth in Section 8.3(a).
“Digital Bridge” has the meaning set forth in the Recitals.
“Digital Bridge Acquisition Agreement” means that certain Contribution and Purchase Agreement, dated as of July 25, 2019, by and among Colony Capital Acquisitions, LLC, certain of its wholly-owned subsidiaries, the members of Digital Bridge Holdings, LLC and CCOC and any related agreements pursuant to which Colony Capital acquired Digital Bridge.
“Digital Bridge Entities” means, individually and collectively as the context may require, each of the Persons set forth on Annex D hereto.
“Digital Colony Business” means (i) the sponsorship of and investment in Digital Colony Funds as well as the provision of investment management, investment advisory or other services to Digital Colony Funds, (ii) Specified Investments and Warehouse Investments, (iii) any other business operated under the “Digital Colony” or “Digital Bridge” names (or any successor name thereto) or any other business operated by the Digital Colony Companies, or (iv) any other investment management business of Colony Capital for which Digital Colony Personnel described

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in clause (x) of the definition of Digital Colony Personnel or the resources or assets of the Digital Colony Companies are utilized in a material manner.
“Digital Colony Client” means any Client (other than a Digital Colony Fund) that is an investment advisory or investment management client by virtue of having made any investment in, or capital commitment to, a Digital Colony Fund and having a duly executed and effective investment management or similar agreement for asset management services in place with the Digital Colony Companies (an “Investment Management Agreement”) as of December 31, 2020.
“Digital Colony Companies” or “Digital Colony Company” has the meaning set forth in the DCMH Investor Rights Agreement. For purposes of Article V, “Digital Colony Companies” or “Digital Colony Company” shall refer solely to those Persons in existence as of the date of this Agreement.
“Digital Colony Fund” means any current or future investment entity, fund, account, or other vehicle including any general or limited partnership, corporation account, trust, limited liability company or other Entity, whether or not dedicated to a single investor, and whether formed prior to, on or after the date hereof primarily investing in Digital Infrastructure (including, for the avoidance of doubt, Warehouse Investments or Specified Investments unless excluded pursuant to clause (ii) of the following sentence), including public and private equity, credit or other structured investments, and in each case that are organized, sponsored, promoted, managed or advised by any of the Digital Colony Companies, Digital Colony Personnel or Colony Capital, the Managing Directors or Successors. For the avoidance of doubt, “Digital Colony Fund” does not include (i) any Portfolio Company or (ii) the Excluded Assets and the activities related to the Excluded Assets specifically described herein or any entity created by Colony Capital for purposes of making a Specified Investment undertaken by Colony Capital in accordance with the terms of the Specified / Warehouse Investment Side Letter, except to the extent investment vehicles with a nexus to such Excluded Asset or Specified Investment are sponsored as set forth on Exhibit A. For purposes of Article V, “Digital Colony Fund” shall refer solely to those Persons in existence as of the date of this Agreement.
“Digital Colony Indemnitees” has the meaning set forth in Section 8.2(b).
“Digital Colony Investment Management Entities” means, individually and collectively as the context may require, each of the Persons set forth on Schedule I under the heading “Investment Management Entities” in Schedule I of the DCMH Investor Rights Agreement (other than DCMH).
“Digital Colony Material Adverse Effect” means any change, event, occurrence, effect or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, Liabilities, business, management or results of operations of the Digital Colony Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether a Digital Colony Material Adverse Effect has occurred or would reasonably be likely to occur: (i) any change in the United States or foreign economies, financial, credit or securities markets or political or regulatory conditions; (ii) any change in the investment management industry; (iii) any change after the date of this Agreement in Laws applicable to any

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of the Digital Colony Companies or their Clients or in GAAP; (iv) conditions arising after the date hereof as a result of hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, or as a result of any pandemic, epidemic or plague or other public health event; (v) the investment performance of the Digital Colony Companies or their Clients or any failure of the Digital Colony Companies or their Clients to meet projections or forecasts, in each case in and of themselves (it being understood that the underlying cause of such investment performance or any such failure shall not (subject to the other provisions of this definition) be excluded); or (vi) any public announcement of the transactions contemplated by this Agreement; provided that, in the case of the matters described in clauses (i) through (iv) above, any such change, condition, event, circumstance or development (as the case may be) shall be taken into account in determining whether a “Digital Colony Material Adverse Effect” has occurred or would reasonably be likely to occur to the extent they have a disproportionate effect on the Digital Colony Business or the Digital Colony Companies compared to other businesses of similar size operating in the investment management industry.
“Digital Colony Personnel” means (x) all employees (including for this purpose, any Person that is not an employee but serves in a substantially equivalent capacity to an employee) of the Digital Colony Companies (but excluding all Persons described in the following clause (y) other than any such Person who devotes all or substantially all of his or her time or attention to the Digital Colony Business), and (y) any Managing Director or Successor and all employees of the Colony Capital Group (excluding employees described in clause (x), above) that devote material time and attention or otherwise are material to the Digital Colony Business.
“Digital Colony Representative” means CCOC or such other Digital Colony Company as may be designated from time to time by the Digital Colony Representative, with prior written notice to the Wafra Representative.
“Digital Infrastructure” means without geographic limitation, assets primarily related to mobile and internet communications, including spectrum, macro cell towers, data centers, fiber networks, small cell networks and other assets related thereto, including digital billboards, indoor CBRS infrastructure, satellites, spectrum and subsea cables, which includes businesses primarily related thereto, and any operating companies that specialize in, or have a material focus on, providing services (including online and software applications) for such Digital Infrastructure.
“Dispute” has the meaning set forth in Section 2.4(b).
“Dispute Notice” has the meaning set forth in Section 2.4(b).
“Dispute Period” has the meaning set forth in Section 2.4(b).
“Distribution Agreement” means any Contract for the distribution, placement or sales of shares, interests or units of a Digital Colony Fund, including any Contract with a placement agent.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800 and 802.

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“Encumbrance” means, whether arising under any Contract or otherwise, any security interests, liens, pledges, mortgages, hypothecations, assessments, restrictions on title, voting trust agreements, options, preemptive rights, rights of first offer, proxies, title defects, rental, credit, factoring or conditional sale or other agreements on deferred terms, charges or other restrictions or limitations on transfer of title, or encumbrances of any nature whatsoever, other than any restrictions on transfer generally arising under any applicable federal or state securities Laws.
“Entity” means a Person that is not a natural person.
“Equity Rights” means, with respect to a Person, any outstanding equity securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, “tag-along” or “drag-along” rights, stock appreciation, restricted stock, phantom equity, profits interests or similar rights, commitments, agreements, arrangements or undertakings of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.18(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Excluded Assets” means (i) the limited partnership interests (together with the remaining commitments related thereto) in any of the Digital Colony Funds held by Colony Capital, the Managing Directors, any current or former Digital Colony Personnel or any of their affiliates (except to the extent the Buyer will be acquiring any of the same from CCOC (including the Identified Sponsor Commitments), or in respect of which the Buyer will have an economic entitlement, in either case, as described herein), (ii) the investments and interests in Carried Interest in any Digital Bridge investment vehicles or investments of the Managing Directors, any current or former Digital Bridge professionals or any of their affiliates, in each case, that were not acquired by Colony Capital as part of its acquisition of Digital Bridge, (iii) Colony Capital’s investment in DataBank, Ltd., (iv) the investments to be made by Colony Capital, the Managing Directors, any current or former Digital Colony Personnel or current or former employees of members of the Colony Capital Group in the transaction known as “Project Valhalla” as announced on July 6, 2020, and any Carried Interest in respect thereof to be allocated to Colony Capital or any of the foregoing persons, (v) any Specified Investment to the extent that the Buyer does not elect to participate therein (but, for the avoidance of doubt, any Fee Revenue that is paid or payable to a Digital Colony Management Party (as defined in the DCMH Investor Rights Agreement) in respect of such Specified Investment shall not be considered an Excluded Asset) and (vi) any investments warehoused by Colony Capital for transfer to the Digital Colony Funds (A) at the Closing or (B) after the Closing, with respect to the capital and return on capital associated with warehoused investments opted out of by the Buyer; provided, that, DCMH shall have the right at all times to acquire such warehoused assets on behalf of a Digital Colony Fund at the price such asset was acquired plus a cost of carry implemented in accordance with past practice (in which case such assets will cease to be Excluded Assets once acquired). For the avoidance of doubt, Excluded Assets shall not include investment vehicles with a nexus to such Excluded Assets that are sponsored as set forth in Exhibit A of this Agreement.

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“FCA” has the meaning set forth in the definition of “Colony FCA Approval” set forth in this Section 1.1.
“FCA Approval” means, collectively, the Wafra FCA Approval and the Colony FCA Approval.
“Fee-Related Revenue” means an amount pursuant to an Investment Management Agreement or the applicable governing agreements of a Digital Colony Fund, as of December 31, 2020, equal to the sum of (i) the product of the applicable Client Assets multiplied by the Applicable Fee Rate and (ii) without duplication of any amounts included in clause (i), the product of twelve multiplied by the Business Services Fees Amount.
“Fee Revenue” has the meaning set forth in the DCMH Investor Rights Agreement.
“Filings” means all registrations, reports, prospectuses, proxy statements, financial statements, marketing literature, statements, notices and other filings and information required to be filed by it with any Governmental Authority, including all amendments or supplements to any of the above.
“Final Run-Rate EBITDA” has the meaning set forth in Section 2.4(e).
“Financial Statements” means (i) the audited financial statements of Digital Bridge Holdings, LLC for the periods ended December 31, 2017 and December 31, 2018 (ii) the unaudited consolidated balance sheet of Digital Bridge Holdings, LLC for the period ended July 25, 2019 and the related consolidated statement of profit and loss for the period from January 1, 2019 through July 25, 2019, (iii) the unaudited consolidated balance sheet of Digital Colony Management, LLC for the periods ended December 31, 2018 and July 25, 2019 and the related consolidated statement of profit and loss for the periods ended December 31, 2018 and from January 1, 2019 through July 25, 2019, (iv) the unaudited consolidated balance sheet of the Digital Bridge Entities as of December 31, 2019, and the related unaudited consolidated statement of profit and loss for the period from July 26, 2019 through December 31, 2019, and (v) the unaudited consolidated balance sheet of the Digital Bridge Entities as of March 31, 2020 (the “Most Recent Balance Sheet”), and the related unaudited consolidated statement of profit and loss for the fiscal quarter ended March 31, 2020, (vi) the unaudited consolidated balance sheet of DCP Holdco LLC for the periods ended December 31, 2018 and December 31, 2019 and for the period from January 1, 2020 through March 31, 2020 and the related consolidated statement of profit and loss for the periods ended December 31, 2018 and December 31, 2019 and for the period from January 1, 2020 through March 31, 2020 and (vii) the unaudited consolidated balance sheet of DCP Investor, LLC for the periods ended December 31, 2018 and December 31, 2019 and for the period from January 1, 2020 through March 31, 2020 and the related consolidated statement of profit and loss for the periods ended December 31, 2018 and December 31, 2019 and for the period from January 1, 2020 through March 31, 2020.
“Flagship Funds” means (i) Digital Colony Partners, L.P., a Delaware limited partnership, and (ii) any successor Digital Colony Fund in the flagship fund series that has held a bona fide initial closing on third-party commitments (together with its parallel, feeder and alternative

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investment vehicles, if any, and co-investment vehicles that are funds formed to invest alongside such partnership in select portfolio investments).
“Fundamental Representations” has the meaning set forth in Section 8.1.
“Fund Documentation” means, with respect to each Digital Colony Fund, its limited partnership agreement, memorandum and articles of incorporation, other constitutional documents or Organizational Documents, trust documents, Side Letters, subscription documents, agreements pursuant to which services of any type are provided (whether management, investment management or agency investment advisory), Distribution Agreements, custodial account agreements, register and transfer agency agreements, loan financing and security agreements, and its private placement memorandum (including any supplements thereto).
“Fund I Specified Investment Purchase Agreement” has the meaning set forth in the Recitals.
“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.
“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic Entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court or tribunal, any arbitrator (public or private), and any Self-Regulatory Organization.
“Group Interests” has the meaning set forth in Section 5.2(a).
“Identified Sponsor Commitments” has the meaning set forth in the Carry Investment Agreement.
“Indebtedness” means, with respect to a Person: (i) any indebtedness for borrowed money, whether or not having recourse to the borrower; (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations of such Person under any financing leases, but excluding, for the avoidance of doubt, any liabilities under operating leases; (iv) any obligation under any factoring, securitization or other similar facility or arrangement; (v) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), drawn upon bankers’ acceptances or similar facilities; (vi) any obligation to pay the deferred purchase price of property or services, including any earn-out or similar obligations (vii) all net cash payment obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures, derivatives and other hedging obligations; and (viii) any guarantees or “keep-well” or similar agreements or arrangements of such Person for the obligations or liabilities of another Person of the type described in clauses (i) through (vii) above; provided, that Indebtedness shall not include any of the foregoing indebtedness or other obligations (1) incurred by any Digital Colony Fund in the ordinary course of business and in accordance with its investment strategy or (2) of any Portfolio Company, in each case, to the extent not incurred in violation of the Organizational Documents of the applicable Digital Colony Funds.

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“Indemnifying Party” has the meaning set forth in Section 8.4(a).
“Indemnitee” has the meaning set forth in Section 8.4(a).
“Indemnity Claim” has the meaning set forth in Section 8.3(a).
“Initial Wafra Representative” has the meaning set forth in the Preamble.
“Insurance Policies” has the meaning set forth in Section 5.20.
“Intellectual Property” means, in all jurisdictions worldwide, (i) patents (ii) trademarks, service marks, domain names, trade dress, trade names and the goodwill symbolized thereby or associated therewith, (iii) copyrights and works of authorship, (iv) confidential and proprietary information, including trade secrets, know‑how and customer lists and (v) registrations, applications, renewals, extensions, reissues, divisions, continuations, continuations-in-part and reexaminations for any of the foregoing in (i)-(iv).
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.
“Investment Management Agreement” has the meaning set forth in the definition of “Digital Colony Client” in this Section 1.1.
“IP Contracts” means all Contracts concerning Intellectual Property or IT Assets to which any Digital Colony Company is a party or beneficiary or by which any Digital Colony Company, or any of their properties or assets, may be bound, including (i) all licenses of Intellectual Property to or from any Person, (ii) Contracts between any Person and any Digital Colony Company relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets, or the development or transmission of data, and (iii) consents, settlements, decrees, orders, injunctions, judgments and rulings governing the use, validity or enforceability of Intellectual Property or IT Assets.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.
“Knowledge of the Digital Colony Companies” means the actual knowledge of each of the Managing Directors, Jeff Ginsberg, Geoffrey Goldschein, and Jacky Wu within the scope of his or her employment responsibilities, as well as the knowledge of any of the foregoing personnel would have after reasonable inquiry of his or her respective direct reports having primary managerial and supervisory responsibilities over the applicable subject matter. “Knowledge of the Digital Colony Companies” does not require CCOC or the Digital Colony Companies to conduct, have conducted, obtain or have obtained any non-infringement, inventorship, invalidity, freedom-to-operate or any other opinions of counsel of any nature, formal or informal, in each case, with respect to patents, or any searches regarding patents, including any subject matter, ownership, competitive intelligence

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or other searches, and no knowledge of any third-party patent rights that would have been revealed by such inquiries, opinions or searches will be imputed to CCOC or the Digital Colony Companies; provided, however, that CCOC and Digital Colony Companies shall be deemed to have actual knowledge of any such opinions of counsel conducted or obtained directly by CCOC or the Digital Colony Companies.
“Law” means all U.S. and non-U.S. laws, statutes, ordinances, Orders, administrative interpretation or rules of common law, codes, regulations, orders, decrees, rules, other civil and other codes and any other requirements which from time to time have the similar effect of any Governmental Authority.
“Leases” has the meaning set forth in Section 5.10(b).
“Liabilities” has the meaning set forth in Section 5.7.
“Liquidation Event” means any voluntary or involuntary bankruptcy, reorganization, insolvency, liquidation, dissolution or winding up of the affairs of DCMH.
“Liquidation Preference” has the meaning set forth in Annex A.
“Loan Investments” has the meaning set forth in Section 3.2.
“Losses” means all liabilities, obligations, claims, Taxes, losses, penalties, damages, costs, charges, interest, settlement payments, awards, judgments, fines, assessments, deficiencies and expenses (including all reasonable attorneys’ fees and out-of-pocket disbursements).
“Management Incentive Plan” means an incentive compensation plan in such form and on such terms as have been mutually agreed by the Parties.
“Management Interests Consideration Amount” has the meaning set forth in Section 2.1(a).
“Managing Directors” means Marc Ganzi and Ben Jenkins.
“Material Contract” means any Contract to which any Digital Colony Company, or in the case of clauses (a), (d), (e), (g), (h), (k), (m) or (n) below, any Digital Colony Fund, is a party or by which it or any of its properties or assets is bound of the type listed below:
(a)    Client Contracts, Distribution Agreements, limited partnership agreements and Side Letters, in each case, that are material to the Digital Colony Business;
(b)    Leases;
(c)    IP Contracts that are material to the Digital Colony Business;
(d)    Contracts relating to outstanding Indebtedness in excess of $2,000,000 (other than any such Contracts among any Digital Colony Companies or between the Digital Colony Companies and the Digital Colony Funds);

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(e)    any joint venture, strategic alliance, exclusive distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of any Digital Colony Company or any Digital Colony Fund (other than any compensation arrangements or with respect to Carried Interest);
(f)    stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements (including all exhibits, schedules and annexes thereto) entered into within the past five (5) years or that otherwise have any obligations or liabilities (including any indemnification obligations) outstanding;
(g)    Contracts providing for future payments or the acceleration or vesting of payments to Persons covered by clause (x) of the definition of “Digital Colony Personnel” that are conditioned or triggered, in whole or in part, on a change in control of any Digital Colony Company;
(h)    any Contracts that involve the annual payment of more than $1,000,000 that cannot be terminated by a Digital Colony Company on less than sixty (60) days’ notice, or that require a material payment or other material economic penalty or cost upon termination (other than any subscription agreements);
(i)    any Contracts related to the rendering of prime broker or clearance services to any Digital Colony Company or any Digital Colony Fund;
(j)    a Contract, except for IP Contracts, that requires a Digital Colony Company to pay any commission, finder’s fee, royalty or similar payment in each case that are material to the Digital Colony Business;
(k)    any Contract requiring any Digital Colony Company or Digital Colony Fund (i) to co-invest with any other Person, (ii) to provide seed capital or similar investment or (iii) to invest in any investment product (including any such Contract requiring additional or “follow-on” capital contributions to any Digital Colony Funds) that in each case has any obligations that remain outstanding;
(l)    any Contract (x) that provides for earn-outs or other similar contingent obligations or (y) for the sale of shares or assets comprising a business enterprise which contains warranties or indemnities or purchase price adjustment obligations under which any Digital Colony Company still has a remaining liability or obligation;
(m)    any Contract to cap management fees, share management fees, waive management fees or to reimburse or assume any or all management fees, including waivers and caps on advisory fees from the Digital Colony Funds (other than Contracts with service providers that are not material to the Digital Colony Business);
(n)    any non-competition or exclusive dealing agreement or any other agreement or obligation to which the Digital Colony Companies have entered into directly that purports to limit or restrict in any respect (i) the freedom or ability of the Digital Colony Business

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to compete in any line of business or with any Person or in any area (including the ability to invest in industry or geographic sectors or in competitors of specified persons), or (ii) the manner in which, or the localities in which, all or any portion of the Digital Colony Business is or, immediately following consummation of the Contemplated Transactions, will be conducted; and
(o)    any employment, restrictive covenant or consulting agreement with any Managing Director or other investment professional material to the Digital Colony Business with an annual base salary of $750,000;
provided, that Material Contracts shall not include contracts, agreements or instruments of the Digital Colony Funds solely relating to the acquisition, ownership, operation or disposition of Portfolio Companies.
“Most Recent Balance Sheet” has the meaning set forth in the definition of “Financial Statements” in this Section 1.1.
“NAV” means net asset value.
“NewCo (Carry)” has the meaning set forth in the Recitals.
“NFRE” has the meaning set forth in the DCMH Investor Rights Agreement.
“NFRE Recipient” means each member of the Colony Capital Group, whether formed prior to, on or after the date hereof that has the right or in the future becomes entitled to receive NFRE and any other fees (including business services fees) from the Digital Colony Business (including the Digital Colony Funds) (including entities through which NFRE is distributed to other Persons).
“OFAC” has the meaning set forth in Section 5.14(o).
“Order” means any judgment, outstanding order, injunction, stipulation, award or decree of, with, or by any Governmental Authority or settlement agreement.
“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws; with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership or operating agreement; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement; with respect to any Person that is a trust or other similar entity, its declaration or agreement of trust or similar constituent document; with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.
“Owned Intellectual Property” has the meaning set forth in Section 5.19(b).
“Participation Rights Consideration Amount” has the meaning set forth in the Carry Investment Agreement.

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“Partnership Audit Rules” means Sections 6221 through 6241 of the Code, together with any Treasury Regulations or guidance issued thereunder or successor provisions and any similar provisions of state, local or foreign Laws.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Paycheck Protection Program” means the Paycheck Protection Program providing loans to small businesses which is administered by the U.S. Small Business Administration.
“Permits” has the meaning set forth in Section 5.14(b).
“Permitted Encumbrance” means (i) Encumbrances for Taxes, assessments or other governmental charges (A) not yet delinquent (or which may be paid without interest or penalties) or (B) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Most Recent Balance Sheet; (ii) mechanics’, materialmens’, warehousemans’, landlords’, carriers’, workers’, repairers’ and similar Encumbrances granted, arising or incurred in the ordinary course of business; (iii) pledges, deposits or other Encumbrances to the performance of leases incurred or made in the ordinary course of business that do not materially impair the use of the asset or property by the Digital Colony Companies as currently used or the Digital Colony Business as currently conducted; (iv) zoning, building code, entitlement and other land use and environmental Laws by any Governmental Authority and that do not materially impair the value, current occupancy or current use of a Party’s leased or owned real property; (v) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to any real property that do not materially impair the value or current use and operation of the affected real property; (vi) title of a lessor under a capital or operating lease; and (vii) Encumbrances arising or incurred under any Ancillary Agreement.
“Person” means any natural person or any firm, partnership, limited partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.
“Personal Data” means a natural person’s name, street address or specific geolocation information, date of birth, telephone number, e‑mail address, online contact information, photograph, biometric data, social security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, any persistent identifier such as a customer number held in a cookie, an internet protocol address or a unique device identifier, any data that, if it were subject to unauthorized access or use, would require notification under applicable Laws, or any other piece of information that allows the identification of a natural person.
“Plans” has the meaning set forth in Section 5.18(a).
“Portfolio Companies” means portfolio companies or portfolio investments owned by the Digital Colony Funds.
“Post-Closing Restructuring” has the meaning set forth in Section 7.4(a).

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“Preferred Dividend” has the meaning set forth in Annex A.
“Proceeding” means any judicial, administrative or arbitral action, cause of action, suit, claim, demand, citation, summons, subpoena, investigation, litigation, administrative proceeding, examination, audit, review, inquiry or proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by, on behalf of, before or involving any court, tribunal, arbitrator (public or private) or other Governmental Authority.
“Proposed Run-Rate EBITDA” has the meaning set forth in Section 2.4(a)
“Purchased Interests” means, collectively, the Common Interests and the Convertible Preferred Interests, as applicable.
“Purchaser Side Letter” has the meaning set forth in the Fund I Specified Investment Purchase Agreement.
“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Regulatory Decision Period” means the twelve (12) month anniversary of the Closing Date; provided that to the extent good faith discussions with respect to CFIUS Approval are ongoing at the time that such twelve (12) month period expires, the Parties may elect to extend the Regulatory Decision Period for an additional period of three (3) months.
“Related Person” means, with respect to any Person (i) such Person’s spouse, parents, grandparents, children, grandchildren and siblings, (ii) the current spouses of such Person’s parents, grandparents, children, grandchildren and siblings, (iii) estates, trusts, partnerships and other Entities of which the foregoing Persons in clauses (i) or (ii) retain (x) the power to determine how the interests held in such estate, trust, partnership or other Entity will be voted and (y) the economic interests therein, and (iv) any corporation, trust, limited liability company, partnership or other Entity directly or indirectly controlled by, and substantially all of whose equity interests are owned by, such Person or their family members, and/or persons described in clauses (i) – (iii).
“Restructuring” has the meaning set forth in the Recitals.
“Run-Rate EBITDA” means, (i) Aggregate Fee-Related Revenue, minus (ii) Run-Rate Expenses. An illustrative computation of Run-Rate EBITDA is set forth on Exhibit B.
“Run-Rate EBITDA Statement” has the meaning set forth in Section 2.4(a).
“Run-Rate Expenses” means the average of the expense amounts set forth on Exhibit C hereto for calendar years 2020 and 2021; provided, that to the extent the Digital Colony Companies budget approved for calendar year 2021 (which shall have been adopted prior to the determination of whether the Contingent Consideration Amount is payable) exceeds the corresponding expense amount set forth on Exhibit C, then such adopted 2021 budget shall be utilized for purposes of this calculation.

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“SDN List” has the meaning set forth in Section 5.14(o).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” has the meaning set forth in Section 5.15(e).
“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, each national securities exchange in the United States, each non-U.S. securities exchange, and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any Digital Colony Company or any Digital Colony Fund is subject.
“Seller Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement delivered by CCOC to Buyer in connection with the execution and delivery of this Agreement.
“Side Letter” means any agreement or instrument (other than Organizational Documents for the Digital Colony Funds) relating to or affecting any Digital Colony Fund that provides for consideration (whether in the form of payments reimbursement, waivers, reductions, offsets, capacity rights, enhanced liquidity, enhanced transparency or otherwise) to investors or other Persons of any amounts, contingent or otherwise, based on the management or performance of such Digital Colony Fund or that otherwise has the effect or have had the effect of establishing rights under, or altering or supplementing the terms of any governing document of such Digital Colony Fund, including all amendments, modifications and supplements thereto.
“Special Reserve” has the meaning set forth in the Recitals.
“Specified Employee” has the meaning set forth in the DCMH Investor Rights Agreement.
“Specified Exclusion” means any claim excluded under the Buyer Insurance Policy pursuant to Section II.A(3)-(7) or Section II.B thereof, or otherwise on the basis that the representation or warranty corresponding to such claim is deemed to have been modified by virtue of the final two sentences of Section XXI.F of the Buyer Insurance Policy.
“Specified Investment” has the meaning set forth in the Specified / Warehouse Investment Side Letter.
“Specified Percentage” means (a) prior to the Conversion, (i) in respect of the Common Interest issued to the Buyer on Closing, 9.9% of the issued and outstanding common equity interests in DCMH on a fully-diluted, as converted basis as of the Closing (calculated without giving effect to the issuance of any equity interests under the Management Incentive Plan), and (ii) in respect of the Convertible Preferred Interest issued to the Buyer, 21.6% of the issued and outstanding common equity interests in DCMH on a fully-diluted, as converted basis as of the Closing (calculated without giving effect to the issuance of any equity interests under the Management Incentive Plan) and (b)

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following the Conversion, in respect of the Common Interest issued to the Buyer (x) at the Closing and (y) in connection with the Conversion, 31.5% of the issued and outstanding common equity interests in DCMH on a fully-diluted, as converted basis as of the Closing (calculated without giving effect to the issuance of any equity interests under the Management Incentive Plan), and deemed as if the Buyer had held such equity interests from the Closing. For the avoidance of doubt, any applicable Specified Percentage shall only be subject to dilution in compliance with Section 3.3 of the DCMH Investor Rights Agreement.
“Specified / Warehouse Investment Side Letter” means that certain side letter, dated as of the date hereof, by and among Colony Capital, NewCo (Carry), DCMH, W-Catalina (C) LLC and Buyer.
“Sponsor Commitments” has the meaning set forth in the Carried Interest Participation Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal Entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, but does not include the Portfolio Companies.
“Successor” means any individual who (i) succeeds to the role performed by the Managing Directors as of the date hereof or who performs a similar managing partner role or has similar responsibilities with respect to the Digital Colony Companies or DCMH as the Managing Directors do as of the date hereof, (ii) together with his or her Related Persons has at any time been entitled to (directly or indirectly) an interest in more than 10% of gross carried interest in respect of any Flagship Fund, or (iii) together with his or her Related Persons receives an average annual Cash Compensation from the Digital Colony Companies (and/or from Colony Capital for the benefit of the Digital Colony Companies) in excess of $3.5 million per year.
“Supplemental Indemnification Hurdle” has the meaning set forth in Section 8.3(a).
“Tax” means any federal, state, local, foreign and other taxes, levies, imposts, duties and similar fees and charges in the nature of a tax imposed by any Taxing Authority or similar authority (including any interest, penalties, or additions attributable thereto, imposed in connection therewith, or imposed with respect thereto), including, without limitation, taxes imposed on, or measured by, net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, escheat, abandoned or unclaimed property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated and recording, whether computed on a separate, consolidated, unitary, combined or other basis.
“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement, including any schedule or related or supporting information, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection

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of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any attachment, amendment, or supplement thereto.
“Tax Sharing Agreement” means any Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar Contract or arrangement, whether or not written (other than any commercial agreement or arrangement entered into in the ordinary course of business and the principal purpose of which is not to govern the sharing of Taxes, and, for the avoidance of doubt, other than this Agreement and the Ancillary Agreements).
“Taxing Authority” means the IRS or any other Governmental Authority responsible for the assessment, determination, imposition or collection of any Tax or any other authority exercising Tax regulatory authority.
“Third Party Claim” has the meaning set forth in Section 8.4(b).
“Total Cap” has the meaning set forth in Section 8.3(a).
“Transaction Expenses” has the meaning set forth in Section 7.2.
“Transfer Taxes” means all transfer, documentary, intangible, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with, or resulting from, the Contemplated Transactions (including this Agreement and the Ancillary Agreements).
“Treasury Regulations” means the final and temporary U.S. federal income tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.
“Valuation Firm” has the meaning set forth in Section 8.4(a).
“Wafra Entity” has the meaning set forth in the DCMH Investor Rights Agreement.
“Wafra FCA Approval” means, with respect to Buyer or DCMH, any required change-of-control approvals to be granted by the FCA pursuant to Sections 185 (unconditional approval), 187 (approval with conditions) or 189 (deemed approval) of the Financial Services and Markets Act of 2000 (as amended) and relating to the DCMH UK Adviser Entities and the Contemplated Transactions
“Wafra Investment Amount” means (i) the Management Interests Consideration Amount plus (ii) the Participation Rights Consideration Amount plus (iii) the Contingent Consideration Amount, to the extent actually funded, plus (iv) the Warrants Consideration Amount.
“Wafra Representative” means the Initial Wafra Representative or such other Wafra Entity as may be designated from time to time by the Wafra Representative, with prior written notice to the Digital Colony Representative.
“Warehouse Investment” has the meaning set forth in the Specified / Warehouse Investment Side Letter.

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“Warrantholder” has the meaning set forth in the Recitals.
“Warrants” means those certain Warrants to purchase shares of the Class A Common Stock, par value $0.01 per share, of Colony Capital, issued to the Warrantholder on the date hereof, in each case as listed on Annex B.
“Warrants Consideration Amount” has the meaning set forth in Section 2.1(b).
“W-Catalina (C) Non-Fundamental Representations” means the representations contained in Sections 4.3, 4.4, 4.5 and 4.6 of the Carry Investment Agreement.
“WINC” means Wafra Inc., a Delaware corporation.
ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale.
(a)    Subject to the terms set forth herein, (i) CCOC shall cause DCMH to issue to the Buyer, and the Buyer shall subscribe for and acquire from DCMH, at the Closing, the Common Interests as indicated on Schedule 2.1, free and clear of all Encumbrances (other than Encumbrances contemplated by this Agreement or the Ancillary Agreements or created by Buyer) and together with all benefits, rights and obligations attached thereto, in exchange for the aggregate purchase price set forth opposite the Buyer’s name on Schedule 2.1 under the header “Common Interests Consideration Amount” (such amount, the “Common Interests Consideration Amount”) and (ii) CCOC shall cause DCMH to issue to the Buyer, and the Buyer shall subscribe for and acquire from DCMH, at the Closing, the Convertible Preferred Interests as indicated on Schedule 2.1, free and clear of all Encumbrances (other than Encumbrances contemplated by this Agreement or the Ancillary Agreements or created by Buyer) and together with all benefits, rights and obligations attached thereto, in exchange for the aggregate purchase price set forth opposite the Buyer’s name on Schedule 2.1 under the header “Convertible Preferred Interests Consideration Amount” (such amount, the “Convertible Preferred Interests Consideration Amount” and together with the Common Interests Consideration Amount, the “Management Interests Consideration Amount”).
(b)    Subject to the terms set forth herein, Colony Capital shall issue to the Warrantholder, and the Warrantholder shall purchase from Colony Capital, at the Closing, the Warrants, free and clear of all Encumbrances (other than Encumbrances contemplated by this Agreement or the Ancillary Agreements or created by Buyer) and together with all benefits, rights and obligations attached thereto, in exchange for the amount set forth in Schedule 2.5 as the purchase price for the Warrants (such amount, the “Warrants Consideration Amount”), which shall be effected by the execution and delivery of the Warrants by the parties thereto in accordance with the terms of this Agreement.
Section 2.2    Closing. Subject to the terms of this Agreement, the closing of the issuance of, and subscription for, the Common Interests and the Convertible Preferred Interests

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pursuant to Section 2.1 (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement by the Parties at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 (the date the Closing takes place, the “Closing Date”).
Section 2.3    Deliveries at Closing. At the Closing, the Parties shall, or, as applicable, shall cause their respective Controlled Affiliates to, take the following actions:
(a)    the Buyer shall pay or cause to be paid the Management Interests Consideration Amount to DCMH by wire transfer of immediately available funds to the account or accounts designated by CCOC as set forth on Schedule 2.3 of the Seller Disclosure Schedule;
(b)    the Warrantholder shall pay or cause to be paid the Warrants Consideration Amount to Colony Capital by wire transfer of immediately available funds to the account or accounts designated by CCOC as set forth on Schedule 2.3 of the Seller Disclosure Schedule;
(c)    Buyer, DCMH, CCDH and CDCM shall enter into, and deliver to each other executed counterparts of, the DCMH Investor Rights Agreement;
(d)    W-Catalina (C) LLC, the Carry GP, NewCo (Carry) and CCOC shall enter into, and deliver to each other executed counterparts of, the Carried Interest Participation Agreement;
(e)    Buyer, DCMH, Colony Capital, CCDH and CDCM shall enter into, and deliver to each other executed counterparts of, the A&R DCMH Agreement;
(f)    the Managing Directors and Colony Capital shall enter into, and deliver to each other and the Wafra Representative executed counterparts of the A&R Restrictive Covenant Agreements;
(g)    Ben Jenkins and Colony Capital shall enter into, and deliver to each other and the Wafra Representative executed counterparts of the A&R Employment Agreement;
(h)    Colony Capital and the Warrantholder shall enter into, and deliver to each other executed counterparts of, the Warrants;
(i)    W-Catalina (SP) LLC and Colony DCP Investor, LLC shall enter into, and deliver to each other executed counterparts of, the Fund I Specified Investment Purchase Agreement, and W‑Catalina (SP) LLC shall pay or cause to be paid, by wire transfer of immediately available funds to the account or accounts designated by CCOC as set forth on Schedule 2.3 of the Seller Disclosure Schedule, the purchase price specified therein;
(j)    [Reserved];

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(k)    Colony Capital, NewCo (Carry), DCMH, W-Catalina (C) LLC and Buyer shall enter into, and deliver to each other executed counterparts of, the Specified / Warehouse Investment Side Letter;
(l)    the Managing Directors shall enter into, and deliver to the Wafra Representative executed counterparts of, the Acknowledgement Letter;
(m)    Buyer shall have entered into, and delivered to CCOC executed counterparts of, the Buyer Insurance Policy;
(n)    CCOC shall pay, or cause to be paid, all out-of-pocket costs relating to obtaining the Buyer Insurance Policy (including the total premium, underwriting costs, brokerage commission for Buyer’s brokers, Taxes related to such policy and other fees and expenses of such policy), including reimbursement of Buyer for any such expenses advanced by Buyer; provided, CCOC shall not be responsible for any fees and expenses of Buyer’s outside counsel;
(o)    CCDH and CDCM shall each deliver to the Wafra Representative a properly completed and duly executed IRS Form W-9; and
(p)    each Party shall deliver, or shall cause to be delivered, to each other Party, as applicable, all other previously undelivered documents reasonably requested to be delivered by such Party to another Party pursuant to this Agreement or the Ancillary Agreements.
Section 2.4    Contingent Consideration Payment.
(a)    Not less than fifteen (15) Business Days following the completion and delivery of the audited consolidated financial statements of the Digital Colony Investment Management Entities for the year ended December 31, 2020 (the “2020 Financial Statements”), the Digital Colony Representative shall deliver a written statement (the “Run-Rate EBITDA Statement”) to the Wafra Representative setting forth (i) the Digital Colony Representative’s good faith calculation of DCMH’s Run-Rate EBITDA (the “Proposed Run-Rate EBITDA”) and the components thereof, and (ii) reasonable supporting information sufficient to enable the Wafra Representative to verify whether such Proposed Run-Rate EBITDA is less than, equal to or greater than the Contingent Consideration Threshold Amount.
(b)    The Wafra Representative shall have fifteen (15) Business Days after the later of the (i) receipt by the Wafra Representative of the Run-Rate EBITDA Statement or (ii) receipt by the Wafra Representative of the 2020 Financial Statements (the “Dispute Period”) to dispute any or all amounts or components of such Run-Rate EBITDA Statement, including the amount of the Proposed Run-Rate EBITDA (“Dispute”). During the Dispute Period, the Wafra Representative shall have the right to review, access and, request information with respect to the determination of Proposed Run-Rate EBITDA, and CCOC shall provide and shall cause DCMH to provide reasonable access (upon reasonable advance notice and during normal business hours) to such employees, books, records, financial statements, and independent auditors to the extent reasonably related to the Wafra Representative’s review of the Run-Rate EBITDA Statement. If the Wafra Representative desires to undertake a Dispute, then the Wafra Representative shall provide to the Digital Colony Representative, prior to the end of the Dispute Period, written notice of the Dispute (a “Dispute Notice”), setting forth in reasonable detail the amounts included in the Run-Rate EBITDA Statement with which the Wafra Representative disagrees and the Wafra Representative’s alternative calculation, in reasonable detail, of such amounts, and any other information applicable to such Dispute.

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(c)    If the Wafra Representative delivers to the Digital Colony Representative a Dispute Notice prior to the end of the Dispute Period, then the Digital Colony Representative and the Wafra Representative shall use reasonable best efforts to resolve the Dispute and agree in writing upon the final content of the Run-Rate EBITDA Statement within fifteen (15) Business Days following the delivery by the Wafra Representative of the Dispute Notice to the Digital Colony Representative. Items and amounts not objected to by the Wafra Representative shall be deemed resolved. If the Wafra Representative and the Digital Colony Representative are unable to resolve the items or amounts in dispute within such fifteen (15) Business Day period, then the Wafra Representative and the Digital Colony Representative shall submit the Dispute for resolution to a nationally-recognized independent certified public accountant as mutually agreed by the Digital Colony Representative and the Wafra Representative (the “Accounting Expert”) to resolve such dispute.
(d)    The Accounting Expert, acting as an expert and not as an arbitrator, shall be charged with determining whether the Proposed Run-Rate EBITDA was prepared in accordance with the terms of this Agreement and whether and to what extent, if any, the Proposed Run-Rate EBITDA shall require adjustment (but only with respect to the items identified in the Dispute Notice as the subject of a dispute and submitted to the Accounting Expert and any other items necessarily affected by the resolution of those disputed items), and may not assign a value to any item greater than the greatest value for such item claimed by either the Wafra Representative, on the one hand, or the Digital Colony Representative, on the other hand, or less than the smallest value for such item claimed. The Accounting Expert’s determination shall be based solely on written submissions by the Wafra Representative and the Digital Colony Representative (i.e., not on independent review) and on the definitions and provisions included in this Agreement. Except for errors in calculation, all determinations of the Accounting Expert with respect to the Run-Rate EBITDA Statement shall be final, conclusive and binding on the Wafra Representative and the Digital Colony Representative, and neither the Wafra Representative nor the Digital Colony Representative shall have the right to appeal such determinations absent fraud or manifest error. Each of the Parties shall bear its own expenses in connection with the review and resolution by the Accounting Expert; provided, that the fees and expenses of the Accounting Expert incurred in connection with the resolution of the Dispute shall be allocated between the Buyer and CCOC by the Accounting Expert in proportion to the extent that either of Buyer or the Digital Colony Representative did not prevail on items in dispute with respect to the Run-Rate EBITDA Statement as submitted to the Accounting Expert.
(e)    “Final Run-Rate EBITDA” shall mean, as applicable, (x) the Proposed Run-Rate EBITDA, if the Digital Colony Representative delivers a Run-Rate EBITDA Statement and the Wafra Representative does not deliver a Dispute Notice to the Digital Colony Representative prior to the end of a Dispute Period, (y) Run-Rate EBITDA as mutually determined by the Wafra Representative and the Digital Colony Representative in accordance with Section 2.4(c) or (z) Run-Rate EBITDA as determined by the Accounting Expert in accordance with Section 2.4(d).
(f)    The Wafra Representative and the Digital Colony Representative agree to cooperate fully and expeditiously with the Accounting Expert in order to facilitate the receipt of the final determination of the Accounting Expert within twenty (20) Business Days following submission of a Dispute to the Accounting Expert.

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(g)    If, the Final Run-Rate EBITDA is equal to or exceeds the Contingent Consideration Threshold Amount, then Buyer shall promptly and in any event within fifteen (15) Business Days after the later of (x) the receipt by the Wafra Representative of the Run-Rate EBITDA Statement (in the case that the Final Run-Rate EBITDA is determined pursuant to Section 2.4(e)(x)) and (y) the determination of the Final Run-Rate EBITDA (in the case that the Final Run-Rate EBITDA is determined pursuant to Section 2.4(e)(y) or Section 2.4(e)(z)), pay to DCMH the Contingent Consideration Amount by wire transfer of immediately available funds to the account or accounts set forth on Schedule 2.3 of the Seller Disclosure Schedule or such other account as is designated in writing; provided, that Buyer shall not be obligated to pay the Contingent Consideration Amount prior to the date that is sixty (60) days after the Wafra Representative’s receipt of the 2020 Financial Statements.
(h)    Buyer and CCOC shall treat and report for applicable Tax and financial reporting purposes a portion of the Contingent Consideration Amount as interest as determined using the appropriate federal rate (under Section 1274(d) of the Code and Section 1.1275-4(c)) of the Treasury Regulations thereunder, as applicable.
(i)    During the period from the Closing until the determination of the Final Run-Rate EBITDA, CCOC shall and shall cause DCMH and its other Controlled Affiliates to operate the Digital Colony Business in good faith and in a manner that is consistent with its business plan and the DCMH Investor Rights Agreement, and shall not knowingly take any action with respect to any accounting policies or procedures that are utilized to determine the calculations of Fee-Related Revenue and/or Run-Rate Expenses with the intent of impeding, or otherwise making unavailable information required for, the determination or verification of the Run-Rate EBITDA.
(j)    In the event of any Liquidation Event, the Contingent Consideration shall not be payable.
Section 2.5    Purchase Price Allocation. Schedule 2.5 sets forth the allocation of the Management Interests Consideration Amount, the Contingent Consideration Amount and the Warrants Consideration Amount for Tax purposes among the Common Interests, the Convertible Preferred Interests and the Warrants.
Section 2.6    Tax Withholding. Buyer shall be entitled to withhold Taxes on payments made by it pursuant to this Agreement in accordance with applicable Law and any such withheld Taxes shall be deemed paid for all purposes of this Agreement. If Buyer determines that it is required by applicable Law to withhold any amount from any payment to be made pursuant to this Agreement, Buyer shall use commercially reasonable efforts to provide at least five (5) Business Days’ notice to CCOC of Buyer’s intent to withhold such amount and the basis for such withholding, and the Parties shall use commercially reasonable efforts to cooperate (at the applicable payee’s expense) in order to eliminate or to reduce any such withholding, including providing a reasonable opportunity to provide forms or other evidence that would mitigate, reduce or eliminate such withholding.

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ARTICLE III
CONVERTIBLE PREFERRED INTERESTS; DCMH
Section 3.1    Convertible Preferred Interests.
(a)    General. The rights, preferences and privileges of the Convertible Preferred Interests shall be set forth in the Organizational Documents of DCMH and shall be consistent in all respects with the terms set forth on Annex A.
(b)    Investor Rights Agreements. In addition to any rights and obligations arising under this Agreement, the Convertible Preferred Interests (and the Common Interests) shall be entitled to the rights and subject to the obligations set forth in the DCMH Investor Rights Agreement and the A&R DCMH Agreement.
Section 3.2    Special Reserve. DCMH shall contribute all of the amounts received by it pursuant to Section 2.3(a) to Special Reserve, and Special Reserve will use such amounts to make one or more loans to one or more members of the Colony Capital Group (the “Loan Investments”). The Parties agree that DCMH will make special allocations to give the Buyer, on the one hand, and the Colony DCMH Members, on the other hand, an economic interest of 10% and 90%, respectively, in income and loss items from Special Reserve. For the avoidance of doubt, allocations of all other income and loss items of DCMH will be made in accordance with the applicable Specified Percentage.
Section 3.3    Tax Treatment. For U.S. federal (and, to the extent applicable, state, local, and foreign) income tax purposes, the Parties agree to treat the Contemplated Transactions under this Agreement on their applicable Tax Returns as follows: the contribution by the Buyer of the amounts set forth in Schedule 2.5 as the consideration paid by the Buyer for the Common Interests and the Convertible Preferred Interests to DCMH in a transaction to which Section 721(a) of the Code applies (and, for the avoidance of doubt, none of such amounts transferred by the Buyer to DCMH as giving rise to a disguised sale under Section 707 of the Code). In addition, the Parties agree that, as a consequence of the Restructuring, (a) Digital Colony Management, LLC’s status as a partnership for U.S. federal income tax purposes will not terminate within the meaning of Section 708 of the Code and the Treasury Regulations thereunder and (b) DCMH will be considered a continuation of Digital Colony Management, LLC for U.S. federal income tax purposes and all other applicable tax purposes, except as otherwise required by law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COLONY CAPITAL AND CCOC
Except as set forth in the Seller Disclosure Schedule (it being agreed that any matter disclosed in the Seller Disclosure Schedule with respect to Article IV and Article V of this Agreement shall be deemed to have been disclosed for purposes of each other Section or subsection of Article IV and Article V of this Agreement to the extent the applicability of such matter so referenced is reasonably apparent on the face of such included matter, but only to the extent of such disclosure), each of Colony Capital (other than with respect to the representations and warranties set forth in

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Section 4.3) and CCOC hereby represents and warrants to Buyer, severally and not jointly, as follows:

Section 4.1    Organization. Each of Colony Capital and CCOC has been duly formed or organized and is validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized. Colony Capital and CCOC each has the requisite power and authority to carry on its respective business and to own all of its respective properties and assets as currently conducted and owned, except where the failure to have such power and authority would not, result in a Digital Colony Material Adverse Effect. Colony Capital and CCOC each is duly qualified to do business in each jurisdiction in which the nature of its respective business or the character or location of the properties and assets owned or operated by it makes such qualification necessary, except where the failure to have such power and authority would not result in a Digital Colony Material Adverse Effect.
Section 4.2    Authority; Validity of Agreements; No Violations.
(a)    Each of Colony Capital and CCOC has the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is specified to be a party, and to perform its respective obligations hereunder and thereunder. This Agreement and each Ancillary Agreement that has been or will be executed by Colony Capital, and CCOC (assuming due authorization, execution and delivery by the other parties hereto) constitutes, or upon such execution will constitute, a valid and legally binding obligation of Colony Capital or CCOC, as applicable, enforceable against such Person in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise (the “Bankruptcy and Equity Exception”).
(b)    Assuming receipt of and subject to the CFIUS Approval (and assuming the accuracy of the representations and warranties of the Buyer), and except for any approvals required to be obtained by Buyer for Buyer to acquire and own the Purchased Interests, the execution, delivery and performance by each of Colony Capital and CCOC of this Agreement or any Ancillary Agreement to which any of them is a party do not, and the consummation of the Contemplated Transactions will not conflict with, result in a breach of, result in a termination of, contravene or constitute a default under, or constitute an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Encumbrance on the assets of any of Colony Capital or CCOC pursuant to, any of the terms, conditions or provisions of or under (i) any Law or Permit to which any of Colony Capital or CCOC is subject, assuming compliance with the matters referred to in the second sentence of this Section 4.2(b), (ii) the Organizational Documents of any of Colony Capital or CCOC, or (iii) any Contract binding upon any of Colony Capital or CCOC, or to which the property of any of Colony Capital or CCOC is subject (in each case to the extent related to the Digital Colony Business), except, in the case of the foregoing clauses (i) or (iii), for any such conflict, breach, termination, contravention, default, event, right, or acceleration that would not result in a Digital Colony Material Adverse Effect. Other than the CFIUS Approval,

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none of Colony Capital or CCOC is required to obtain any Consent in connection with the execution and delivery by any of them of this Agreement or any Ancillary Agreement to which any of them is a party or the performance of this Agreement or any such Ancillary Agreement by any of them or the consummation of the Contemplated Transactions, except where the failure to have such power and authority would not result in a Digital Colony Material Adverse Effect.
Section 4.3    Title. CCOC has the requisite power and authority to cause the issuance, sale, transfer, assignment and delivery of the Common Interests and the Convertible Preferred Interests in accordance with the terms of this Agreement, and such issuance and delivery will convey to the Buyer at the Closing good and valid title to such Common Interests and Convertible Preferred Interests free and clear of all Encumbrances (other than Encumbrances contemplated by this Agreement or the Ancillary Agreements or created by Buyer). All such Common Interests and Convertible Preferred Interests will be duly and validly authorized, and if and when issued in accordance with this Agreement and upon receipt of payment pursuant hereto, will be fully paid and non-assessable.
Section 4.4    Compliance with Law. Each of Colony Capital and CCOC and each of their respective Subsidiaries is and for the past three (3) years has been in compliance with all applicable Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Digital Colony Business, and no written notice of any material violation of any applicable Law by any of Colony Capital or CCOC in connection with the Digital Colony Business has been given or, to the Knowledge of the Digital Colony Companies, is threatened.
Section 4.5    Legal Proceedings. There is no outstanding or unsatisfied Order to which either Colony Capital or CCOC or any of their respective Subsidiaries is subject (excluding customary confidentiality and similar administrative obligations), nor any Proceedings pending or, to the Knowledge of the Digital Colony Companies, threatened, against either Colony Capital or CCOC or any of their respective Subsidiaries that would result in a Digital Colony Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of the Digital Colony Companies, threatened against Colony Capital or CCOC or any of their respective Subsidiaries that would reasonably be expected to be material to Colony Capital or CCOC, taken as a whole. Notwithstanding any provision to the contrary in this Agreement, the matters disclosed on Schedule 4.5 of the Seller Disclosure Schedule shall only be deemed disclosed with respect to the second sentence of this Section 4.5 and none of the matters disclosed on Schedule 4.5 of the Seller Disclosure Schedule relate to the Digital Colony Companies or the Digital Colony Business.
Section 4.6    Brokers and Finders. Except as set forth in Schedule 4.6, no broker, finder or financial advisor is, or will be, entitled to any broker’s commission, finder’s fee or similar payment in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any member of the Colony Capital Group.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES
REGARDING THE DIGITAL COLONY COMPANIES
Except as set forth in the Seller Disclosure Schedule (it being agreed that any matter disclosed in the Seller Disclosure Schedule with respect to Article IV and Article V of this Agreement shall be deemed to have been disclosed for purposes of each other Section or subsection of Article IV and Article V of this Agreement to the extent the applicability of such matter so referenced is reasonably apparent on the face of such included matter but only to the extent of such disclosure), CCOC hereby represents and warrants to Buyer as follows:

Section 5.1    Organization, Etc.
(a)    Each Digital Colony Company is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized. Each Digital Colony Company has the requisite power and authority to carry on its business and to own, lease and operate all of its properties and assets as currently conducted, owned, leased or operated. Each Digital Colony Company is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified would not result in a Digital Colony Material Adverse Effect. The Digital Colony Companies have provided to Buyer true and correct copies of all of the Organizational Documents of the Digital Colony Companies. Each Organizational Document of each Digital Colony Company is in full force and effect and there has been no material violation thereof.
(b)    No Order has been made, petition presented to CCOC, Colony Capital or any of the Digital Colony Companies or resolution passed by CCOC, Colony Capital or any Digital Colony Company for the winding up of any and no meeting has been convened for the purpose of winding up of any Digital Colony Company, (ii) no steps have been taken by CCOC, Colony Capital or any Digital Colony Company for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of any Digital Colony Company’s assets, (iii) none of the Digital Colony Companies has made or proposed any arrangement or composition with its creditors or any class of creditors, (iv) none of the Digital Colony Companies is insolvent, or unable to pay its debts within the meaning of the insolvency legislation applicable to any such Digital Colony Company, and none of any Digital Colony Companies nor any equityholder thereof has stopped paying its debts as they fall due, (v) after giving effect to the sale of the Common Interests and the Convertible Preferred Interests and the application of the proceeds therefrom, as applicable, no Digital Colony Company shall be insolvent, (vi) to the Knowledge of the Digital Colony Companies, no execution or other process has been levied against any Digital Colony Company or action taken to repossess goods in the possession of any Digital Colony Company, and (vii) no unsatisfied judgment is outstanding against any Digital Colony Company.
Section 5.2    Capital Structure.
(a)    Schedule 5.2(a) sets forth a true and correct list of the Digital Colony Companies, listing for each of them its name, type of Entity, jurisdiction of organization, and the

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issued and outstanding ownership interests together with the amount and/or percentage of such Entity owned by each such Person immediately after giving effect to the Contemplated Transactions (including a schedule of all Persons entitled to share in any Carried Interest or other revenue of any kind together with the amount and/or percentage of the Carried Interest owned by each such Person) of each such Entity (the “Group Interests”) and the name of each record and beneficial owner of any Group Interest. There are no other issued or outstanding equity, economic participation or voting interests in any Digital Colony Company other than the Group Interests nor are there any debt or other interests outstanding that are convertible into or exchangeable or exercisable for any such equity, economic participation or voting interests or otherwise have Equity Rights or would have such rights after conversion or exchange. All of the issued and outstanding Group Interests have been duly authorized and validly issued, are fully paid and non-assessable, have not been and will not be issued in violation of any applicable Equity Rights, and have been offered, sold and delivered by the relevant Digital Colony Company, as applicable, in compliance in all material respects with applicable securities and other applicable Laws and Contracts.
(b)    There are no Equity Rights (i) obligating any Digital Colony Company or any of its respective Affiliates to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any Group Interests or any securities or obligations convertible or exchangeable into or exercisable for, any Group Interests, (ii) giving any Person a right to subscribe for or acquire any Group Interests, or (iii) obligating any Digital Colony Company or any of its respective Affiliates to issue, grant, adopt or enter into any Equity Right. No Digital Colony Company or any of its respective Affiliates has any outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for Group Interests. Except in respect of Carried Interest (as set forth on Schedule 5.2(a)), no Person other than the owners of the Group Interests has an ownership interest or the right to participate in the revenues, profits, goodwill or other assets of any of the Digital Colony Companies, and, to the Knowledge of the Digital Colony Companies, no Person other than the owners of the Group Interests has ever alleged or made any claim that they do have any such right.
(c)    As of the Closing, after giving effect to the completion of the Contemplated Transactions, the only NFRE Recipients shall be DCMH and its wholly-owned Subsidiaries.
(d)    None of the Digital Colony Companies have in the aggregate incurred, assumed or guaranteed any Indebtedness in the ordinary course of business that, taken together with other existing guarantees and indebtedness, would result in aggregate Indebtedness of the Digital Colony Companies that is in excess of 2.0 times NFRE for the trailing twelve (12) months in the aggregate at any time of determination. The incurrence, assumption or guarantee of any such Indebtedness is not in the ordinary course of business consistent with past practice for the Digital Colony Companies.
(e)    The Common Interests issued upon the Conversion will be duly and validly authorized, and if and when issued, will be fully paid and non-assessable and will be free of any Encumbrances (other than Encumbrances contemplated by this Agreement or the Ancillary Agreements or created by Buyer).

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(f)    The entirety of the Digital Colony Business that generates Fee Revenue and Balance Sheet Management Proceeds is owned by DCMH and its Subsidiaries. Except in respect of the applicable portions of Fee Revenue and Balance Sheet Management Proceeds in which Buyer does not participate with respect to (x) Excluded Assets or (y) any Joint Venture Management Entity (as defined in the DCMH Investor Rights Agreement), DCMH owns directly or indirectly 100% of the equity interests in each Person that receives or is entitled to receive Fee Revenue or Balance Sheet Management Proceeds.
Section 5.3    Authority; Validity of Agreements. Each of the Digital Colony Companies has the requisite power and authority to execute and deliver this Agreement (if it is or is specified to be a party) and each Ancillary Agreement to which it is or is specified to be a party, to perform its obligations hereunder and thereunder, as applicable, and to consummate the Contemplated Transactions. Assuming the accuracy of the representations and warranties of the other parties thereto, the execution, delivery and performance by each of the Digital Colony Companies of this Agreement (if it is or is specified to be a party) and each of the Ancillary Agreements to which it is or is specified to be a party, and the consummation by the Digital Colony Companies of the Contemplated Transactions, have been duly and validly authorized and approved by all necessary corporate or other action of the Digital Colony Companies, as applicable, including any necessary approval or consent of their respective shareholders, members, partners or other equity owners. This Agreement and each Ancillary Agreement that has been or is specified to be executed and delivered by the Digital Colony Companies has been or will be duly and validly executed and delivered by such Digital Colony Companies, as applicable, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each such agreement constitutes or will constitute a valid and binding obligation of such Digital Colony Companies, as applicable, enforceable against each of them in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.
Section 5.4    Consents and Approvals. Assuming receipt of and subject to the CFIUS Approval (and assuming the accuracy of the representations and warranties of the Buyer), and except for any approvals required to be obtained by Buyer for Buyer to acquire and own the Purchased Interests, none of the Digital Colony Companies nor any of the Digital Colony Funds is required to obtain any Consent in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the performance of this Agreement or any such Ancillary Agreement or the performance of their respective obligations hereunder or thereunder by the Digital Colony Companies, except those that the failure to obtain would not result in a Digital Colony Material Adverse Effect.
Section 5.5    No Conflicts. Assuming receipt of and subject to the CFIUS Approval (and assuming the accuracy of the representations and warranties of the Buyer) and except for any approvals required to be obtained by Buyer for Buyer to acquire and own the Purchased Interests, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Digital Colony Companies, and the consummation of the Contemplated Transactions, will not (a) conflict with, result in a breach of, result in a termination of, contravene or constitute a default under, or constitute an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or any other remedy under, or accelerate the performance required by

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or maturity of, or result in the creation of any Encumbrance on the assets of any Digital Colony Company or any Digital Colony Fund pursuant to, any of the terms, conditions or provisions of or under (i) any Law or Permit to which any Digital Colony Company or any Digital Colony Fund is subject, assuming the Consents referred to in Section 5.4 have been obtained, (ii) the Organizational Documents of any Digital Colony Company or any Digital Colony Fund, or (iii) any Contract binding upon a Digital Colony Company or a Digital Colony Fund, or to which the property of a Digital Colony Company or Digital Colony Fund or any portion of the Digital Colony Business is subject in any material respect, except, in the case of the foregoing clauses (i) or (iii), for any such conflict, breach, termination, contravention, default, event, right, or acceleration that would not result in a Digital Colony Material Adverse Effect; or (b) result in a “key person” event (or similar concept) under any Fund Documentation, including the ability of the limited partners of such Digital Colony Fund to vote on the removal of the general partner of such Digital Colony Fund, the termination or suspension of the obligation of each partner to make capital contributions or the termination of such Digital Colony Fund as a result of such event. There are no deferred purchase price, indemnification, earn-out or other similar payment or contingent obligations related to or arising out of the Digital Bridge Acquisition Agreement (other than contingent indemnification obligations set forth on Schedule 5.5 of the Seller Disclosure Schedule, none of which are pending or, to the Knowledge of the Digital Colony Companies, threatened against any Person, and, to the Knowledge of the Digital Colony Companies, there are no facts or circumstances that would reasonably be expected to give rise to any such contingent indemnification obligations).
Section 5.6    Financial Statements and Records.
(a)    Schedule 5.6(a) sets forth true, correct and complete copies of the Financial Statements. Each statement of financial position and statement of profit and loss included in the Financial Statements presents fairly in all material respects the consolidated financial position and results of operations of the Digital Bridge Entities as of the date thereof. The Financial Statements have been prepared and presented in accordance with the GAAP consistently applied during the periods involved (except as noted therein and for the absence of footnotes and year-end adjustments normal in nature and amount).
(b)    Colony Capital maintains internal controls over financial reporting (including with respect to the Digital Colony Companies and the Digital Colony Funds) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of its assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with applicable Law, GAAP, Fund Documentation, Client Contracts and that receipts and expenditures of the Digital Colony Companies are being made only in accordance with appropriate authorizations, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized transactions, payments or receipts (including intercompany payments or receipts) involving the Digital Colony Funds and the acquisition, use or disposition of the assets of the Digital Colony Companies and (iv) relate to identification of transactions with Colony Capital and its Subsidiaries.
(c)    The books and records of the Digital Colony Companies and each Digital Colony Fund have been accurately maintained in all material respects, in compliance with

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all applicable Laws, GAAP, Fund Documentation and Client Contracts and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
(d)    Except as set forth on Schedule 5.6(d) or Schedule 5.13, the Financial Statements do not include any transactions of the type described in Section 5.13, including any charges from the Colony Capital Group to the Digital Colony Companies or the Digital Colony Funds and any other charges by the Digital Colony Companies and the Colony Capital Group that are not expressly permitted by the Fund Documentation.
(e)    Except as set forth in Schedule 5.6(e), no Digital Colony Company has engaged in any “off balance sheet” or similar financing the purpose of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt, expenses or other liabilities that are otherwise required to be reflected or reserved against on an audited balance sheet prepared in accordance with GAAP.
Section 5.7    Absence of Undisclosed Liabilities. No Digital Colony Company or Digital Colony Fund has or is subject to any claims, liabilities or obligations of any nature (whether known, unknown, absolute, accrued, contingent or otherwise) (collectively, “Liabilities”), except for Liabilities (a) as and to the extent specifically disclosed and reserved against in the Most Recent Balance Sheet or footnotes thereto (or in the case of the Digital Colony Funds, the audited financial statements described in Section 5.15(f)), (b) executory contractual obligations that (i) were incurred in the ordinary course of business consistent with past practice of the relevant Digital Colony Company and (ii) do not arise from any breach or violation of, or default under, such Contracts or (c) as would not, individually or in the aggregate be material to the Digital Colony Companies, taken as a whole, the Digital Colony Funds, taken as a whole, or the Digital Colony Business, as applicable.
Section 5.8    Absence of Certain Changes. Since the date of the Most Recent Balance Sheet, (A) each Digital Colony Company and each Digital Colony Fund has conducted the Digital Colony Business in the ordinary course, (B) there has not occurred any change, effect, event, occurrence or development (i) with respect to the Digital Colony Business or the Digital Colony Companies that has had a Digital Colony Material Adverse Effect or (ii) with respect to any Digital Colony Fund that has, or is reasonably expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, properties, management or results of operations of any Digital Colony Fund or (iii) that would result in a Digital Colony Material Adverse Effect, (C) no material change has occurred in the assets and liabilities shown in the Most Recent Balance Sheet, and there has been no reduction in the value of the net tangible assets of the Digital Colony Business or the Digital Colony Companies, considered as a whole, on the basis of the valuations used in the Most Recent Balance Sheet and (D) no Digital Colony Company or Digital Colony Fund has:
(a)    purchased or redeemed or otherwise acquired any Group Interests or other equity interests of any of them;
(b)    made any distribution or declared, paid or set aside any dividend with respect to, or redeemed, reclassified, purchased or otherwise acquired directly, or indirectly, any of its equity interests (other than distributions or dividends made in the ordinary course of business

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or redemptions of interests in the Digital Colony Funds made in the ordinary course of business consistent in nature and amount with past practice);
(c)    acquired any business or Person, by merger or consolidation, purchase of assets or equity interests or otherwise, except in the case of a Digital Colony Fund, in the ordinary course of business;
(d)    paid, discharged, settled or satisfied any material claims, Liabilities or obligations, except in the ordinary course of business;
(e)    sold, transferred, assigned, conveyed, leased, licensed mortgaged, pledged or otherwise subjected to any Encumbrance any of its material properties, assets or liabilities, tangible or intangible, other than ordinary course investment activity;
(f)    incurred, assumed or guaranteed (including by way of any agreement to “keep well” or of any similar arrangement) any Indebtedness or amended the terms relating to any Indebtedness (in either case other than Indebtedness incurred by any Digital Colony Fund in the ordinary course of business and in accordance with its investment strategy);
(g)    incurred, made any payment in respect of, or became obligated to make any payment under, any “claw-back” or similar obligation in respect of a Digital Colony Fund;
(h)    changed any accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP to be implemented during such period;
(i)    (i) terminated, or suffered or sent or received notice of the termination of, the employment of any Managing Director, officer or investment professional (or independent contractor acting in a capacity similar to such employment), (ii) with respect to any employee of any Digital Colony Company (or independent contractor acting in a capacity similar to employment), made or agreed to make any increase in wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to such employee (or contractor), except in the ordinary course of business consistent in nature and amount with past practices, (iii) granted or agreed to grant any severance or termination pay or entered into any Contract to make or grant any severance or termination pay or pay any bonus, except in the ordinary course of business consistent in nature and amount with past practices, (iv) granted or agreed to grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Plan or accelerated the time of vesting or payment under any Plan, except in the ordinary course of business, or (v) established, adopted, entered into, amended or terminated any Plan, except in the ordinary course of business consistent in nature and amount with past practices;
(j)    made or incurred any capital expenditure or other financial commitment (other than any financial commitment made or incurred by any Digital Colony Fund in the ordinary course of business consistent in nature and amount with past practice in accordance with its investment strategy) requiring payments in any fiscal year in excess of $250,000 individually or $1,000,000 in the aggregate;

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(k)    made, changed or revoked any Tax election or settled and/or compromised any Tax item; changed any method of Tax accounting; prepared any Tax Returns in a manner that is inconsistent with its past practice with respect to the treatment of items on such Tax Returns; filed an amended Tax Return or a claim for refund of Taxes with respect to its income, operations or property; or consented to any extension or waiver of the statute of limitations period with respect to Taxes;
(l)    conducted its billing and cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent in nature and amount with past practices;
(m)    accelerated the payment of any management fees, performance fees, incentive fees, transaction fees or other fees or revenue streams, including in a manner such that such fees or other revenue streams that would have been paid in the ordinary course following the Closing are instead paid prior to the Closing;
(n)    failed to pay its creditors in accordance with their respective credit terms or (if no stated terms) within the time periods applicable to such creditors in the ordinary course of business;
(o)    taken any action (or constituted an event which, with the passage of time or action by a third party) that would result in a “key person” or “for cause” event (or similar concept) under any Fund Documentation;
(p)    settled any pending or threatened Proceeding;
(q)    made or effected any loan or advance or other extension of credit to, or an equity investment in, any other Person (other than loans, advances, extensions of credit or equity investments made or effected by any Digital Colony Fund in accordance with its investment strategy or capital contributions made in a Digital Colony Fund); or
(r)    entered into any Contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.
Section 5.9    Assets. The Digital Colony Companies own and have (and immediately after giving effect to the consummation of the Contemplated Transactions, the Digital Colony Companies will have) good and marketable title to, or in the case of leased property have (and immediately after giving effect to the Contemplated Transactions, the Digital Colony Companies will have) valid and binding leasehold interests in, all of the properties and assets (real, personal or mixed, tangible or intangible) necessary for the conduct of, or otherwise material to, the Digital Colony Business, in each case free and clear of any Encumbrances (other than Permitted Encumbrances), except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Digital Colony Companies, taken as a whole.

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Section 5.10    Real Property.
(a)    No Digital Colony Company owns nor has ever owned any real property or any interest therein. No Digital Colony Company has any liability (whether actual, contingent or prospective) or obligations in respect of any real property (other than in respect of the Leases).
(b)    Schedule 5.10 identifies all of the real property leased or subleased by the Digital Colony Companies (the “Leases”). The Leases constitute all of the real property leased, subleased, licensed or otherwise used in connection with the operation of the Digital Colony Business as presently conducted. There exists no material default or any condition, or any state of facts or event which with the passage of time or giving of notice would constitute a material default, in the performance of its obligations under any of the Leases by any Digital Colony Company or, to the Knowledge of the Digital Colony Companies, by any other party to any of the Leases. No Digital Colony Company has received any written communication from the other party to any of the Leases claiming that any Digital Colony Company is in breach of its obligations under the respective Leases. Each of the Leases is the legal, valid and binding obligation of the Digital Colony Companies and, to the Knowledge of the Digital Colony Companies, each other party to such Lease and each of the Leases is enforceable in accordance with its terms as written, except as may be limited by the Bankruptcy and Equity Exception. Each Digital Colony Company is in sole possession of the premises demised under the Leases and has not assigned, transferred, sublet, mortgaged or otherwise conveyed or encumbered all or any portion of its respective interest in any of the Leases or the premises demised under any of the Leases. In relation to each of the Leases, there are no outstanding arrears of material rents or any other material past due sums payable under the Leases.
Section 5.11    Material Contracts.
(a)    Schedule 5.11(a) contains a true and correct list of all Material Contracts in existence on the date of this Agreement. The Digital Colony Companies have made available or delivered to Buyer true and correct copies of all written Material Contracts, including any amendments thereto, and accurate and complete descriptions of all material terms of all oral Material Contracts.
(b)    Each Material Contract is a valid and binding obligation of the applicable Digital Colony Company and/or Digital Colony Fund party thereto and is in full force and effect and is enforceable against the applicable Digital Colony Company or Digital Colony Fund party thereto and each other party thereto, in each case in accordance with its terms except as may be limited by the Bankruptcy and Equity Exception. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become material defaults) of the applicable Digital Colony Company and/or Digital Colony Fund or any other party thereto, under any such Material Contract. Each Material Contract has been performed by the applicable Digital Colony Company and/or the applicable Digital Colony Fund in accordance with its terms and applicable Law in all material respects.

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Section 5.12    Legal Proceedings. Except as set forth in Schedule 5.12, there are not, and in the past three (3) years there have not been, any (a) Proceedings or (b) material disputes with Clients pending or, to the Knowledge of the Digital Colony Companies, threatened against, relating to, or involving any Digital Colony Company, Digital Colony Fund or any current or former officer, director, partner, employee, or agent of any Digital Colony Company or Digital Colony Fund (including any Managing Director) (but with respect to any such current or former officer, director, partner, employee, or agent, only in his or her respective capacity as such) that, in either case, if adversely determined against the applicable Digital Colony Company, Digital Colony Fund, or current or former officer, director, partner employee or agent of any Digital Colony Company or Digital Colony Fund would, individually or in the aggregate, be material to the Digital Colony Business. None of the Digital Colony Companies or Digital Colony Funds are subject to any outstanding or unsatisfied Orders (excluding customary confidentiality and similar administrative obligation), except as would not, individually or in the aggregate, be material to the Digital Colony Business.
Section 5.13    Affiliate Transactions.
(a)    Except as set forth on Schedule 5.13(a), there is not, and in the past three (3) years there has not been, any agreement or arrangement between any Digital Colony Company or Digital Colony Fund, on the one hand, and any member of the Colony Capital Group, any joint venture or partnership (other than DCMH) in which any member of the Colony Capital Group has an interest, any Digital Colony Personnel who is a Specified Employee or any Managing Director (or any Related Person thereof) on the other hand, other than agreements or arrangements (a) contained in this Agreement or the Ancillary Agreements or (b) in respect of compensation paid to officers or employees of the Digital Colony Companies (or independent contractors of the Digital Colony Companies acting in a capacity similar to employment) in the ordinary course of business consistent with past practice in accordance with the Plans. Except as set forth on Schedule 5.13(a) or in respect of Equity Rights or Carried Interest, no member of the Colony Capital Group (i) owns, directly or indirectly, any interest in (w) any property (real, personal, or mixed and whether tangible or intangible) or asset of or used in a material manner in connection with the Digital Colony Business, or (x) a Client or a material supplier, lessor, lessee or competitor of any Digital Colony Company, (ii) serves as a trustee, officer, director or employee of any Person that is an investment of a Client (other than a Digital Colony Fund) or a material supplier, lessor, lessee or competitor of any Digital Colony Company or a Digital Colony Fund, or (iii) receives any payment, compensation, equity-participation, revenue share, commission, fee or other similar economic benefit (other than compensation from or distributions by the Digital Colony Companies) from or in relation to a Client or a material investment of a Digital Colony Fund, or any material services provided by any Digital Colony Company. Ownership of less than 2% of a class of securities of a Person that is publicly traded shall not be deemed to be an interest for purposes of this Section 5.13.
(b)    Without limiting the generality of Section 5.13(a), except as listed on Schedule 5.13(b), there is not any agreement or arrangement between any Digital Colony Company, any Digital Colony Fund, any Digital Colony Personnel who is a Specified Employee or any Managing Director (or any Related Person thereof), on the one hand, and any member of the Colony Capital Group, on the other hand, in each case in respect of or relating to the ownership

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of any equity or other economic interests in any of the Digital Colony Companies, other than those contained in this Agreement.
Section 5.14    Compliance with Law; Government Regulation.
(a)    Each Digital Colony Company and each Digital Colony Fund has, within the last four (4) years complied with and is in compliance with all applicable Laws, except for any failures to so comply that would not, individually or in the aggregate, reasonably be expected to be material to the Digital Colony Business. No Digital Colony Company or Digital Colony Fund has within the last four (4) years received any written, or to the Knowledge of the Digital Colony Companies, oral, notice asserting any material violation by any of them of any applicable Law.
(b)    Each Digital Colony Company and each Digital Colony Fund holds, and is in compliance with all requirements under, all licenses, registrations, consents, franchises, permits, orders, warrants, confirmations, permissions, certificates, approvals and authorizations (collectively, “Permits”) that are required in order to permit such Digital Colony Company or Digital Colony Fund, as applicable, to own or lease its properties and assets and to conduct the Digital Colony Business as presently conducted under and pursuant to all applicable Laws, except for any such Permits the absence of which would not result in a Digital Colony Material Adverse Effect. All such Permits are in full force and effect and are not subject to any suspension, cancellation, or revocation or any pending Proceeding related thereto, and, to the Knowledge of the Digital Colony Companies, no such suspension, cancellation, or revocation or Proceeding is threatened, except in each case as would not, individually or in the aggregate, be material to the Digital Colony Business. To the extent required to be registered or licensed by any Governmental Authority, each Digital Colony Company, Digital Colony Fund and each employee, officer, director, partner or member of any Digital Colony Company or any Digital Colony Fund (including the Managing Directors) is duly registered or licensed as a registered representative, investment adviser representative, salesperson or an equivalent Person and such registration and/or license is in full force and effect, in each case except as would not result in a Digital Colony Material Adverse Effect.
(c)    Except as otherwise set forth on Schedule 5.14(c), no Digital Colony Company is, nor is required to be in order to conduct the Digital Colony Business, registered as an investment adviser under the Advisers Act, or, to the extent material to the Digital Colony Business, the laws of any state or other jurisdiction. The Digital Colony Companies that are registered investment advisers have timely filed all material forms, reports, registration statements, schedules and other documents (including the Form ADV and Form PF of Digital Colony Management, LLC and Digital Bridge Advisors, LLC), together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Authority in connection with the Digital Colony Business and have paid all fees and assessments due and payable in connection therewith.
(d)    Except as otherwise set forth in Schedule 5.14(d), no Digital Colony Company is or has been (i) a “broker” or “dealer” within the meaning of the Exchange Act or any other applicable Law, (ii) “commodity pool operator” or “commodity trading adviser” within the meaning of the Commodity Exchange Act, or (iii) a trust company. No Digital Colony Company

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has within the past four (4) years received written notice of, and to the Knowledge of the Digital Colony Companies, there is no pending Proceeding concerning, any failure by any Digital Colony Company to obtain any broker, dealer, commodity pool operator or commodity trading adviser registration, license or qualification.
(e)    None of Digital Colony Companies or, to the Knowledge of the Digital Colony Companies, any “associated person” (as defined in the Advisers Act) of any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or “associated person” (as defined in the Advisers Act) of an investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Digital Colony Companies, threatened by any Governmental Authority which would reasonably be likely to result in the ineligibility of any Digital Colony Company or any “associated person” to serve in any such capacities.
(f)    None of the Digital Colony Companies or Digital Colony Funds nor, to the Knowledge of the Digital Colony Companies, any employee, officer, director, partner or member of any of them (including the Managing Directors), is, or at any time has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, or (v) a recipient of any supervisory letter from, in each case, any Governmental Authority, and, to the Knowledge of the Digital Colony Companies, none of them is threatened with the imposition or receipt of any of the foregoing.
(g)    No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to any Digital Colony Company or any Digital Colony Fund, or, to the Knowledge of the Digital Colony Companies, any officer, director, partner or employee of any of them (including the Managing Directors), in connection with the Digital Colony Business.
(h)    To the extent required by applicable Law, each Digital Colony Company and each Digital Colony Fund has implemented one or more formal codes of ethics, insider trading policies, personal trading policies and other material policies of which a true and correct copy of each has been made available to Buyer. Such codes of ethics and policies comply in all material respects with all applicable Law. There have been no violations within the past four (4) years of the code of ethics, insider trading policies, personal trading policies and other material policies of any Digital Colony Company, except for such violations as would not result in a Digital Colony Material Adverse Effect.
(i)    Any brokerage policies employed by the Digital Colony Companies within the last four (4) years have been in conformity in all material respects with the description set forth in the Form ADV of Digital Colony Management, LLC or Digital Bridge Advisors, LLC.
(j)    Each Digital Colony Company and each Digital Colony Fund has complied in all material respects with all applicable Laws regarding the privacy of Clients and other Persons and, to the extent required by applicable Law, have established policies and procedures in this regard reasonably designed to ensure compliance.

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(k)    Each Digital Colony Company and each Digital Colony Fund have established commercially reasonable compliance procedures and controls and have implemented testing and training that are reasonably designed to detect and prevent cyber threats and cyber incidents.
(l)    No Digital Colony Company is a member of any exchange or clearing house or settlement system.
(m)    To the Knowledge of the Digital Colony Companies, except as would not result in a Digital Colony Material Adverse Effect, (i) no employee, officer, director, partner or member of any Digital Colony Company or any Digital Colony Fund (including the Managing Directors) acting on behalf of a Digital Colony Company has committed any Digital Colony Company to any Contract that is not in accordance with the authority given to such director, officer, agent or employee by the relevant Digital Colony Company, as applicable, and (ii) no employee, officer, director, partner or member of any Digital Colony Company has committed any fraud upon any Digital Colony Company or any Digital Colony Fund or has misappropriated any of their property or assets or falsified and of their records.
(n)    Each Digital Colony Company and Digital Colony Fund is governed by and operates commercially reasonable systems and controls designed to manage and control conflicts of interest and risks faced by it in its undertaking of its business in accordance with applicable Laws and has disclosed to its external auditors any significant deficiency in the design or operation of such systems and controls, any material breach of such systems or controls and any fraud or material breach of applicable Law that involves management or other employees who have a significant role in the Digital Colony Company’s internal controls.
(o)    All of the Digital Colony Companies and the Digital Colony Funds have maintained and complied with adequate “know your customer” and money laundering reporting procedures, and procedures for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, including using commercially reasonable efforts to do so where required by applicable Law, except in each case as would not result in a Digital Colony Material Adverse Effect. Prior to the acceptance of any subscription agreement from any investor in any Digital Colony Fund, a Digital Colony Company has used commercially reasonable efforts to confirm that such investor is not identified on the U.S. Department of Treasury Office of Foreign Asset Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or otherwise subject to sanctions administered by OFAC or owned or controlled by or acting on behalf of any Person listed on the SDN List. Within the last four (4) years, none of the Digital Colony Companies or any of the Digital Colony Funds has been subject to any enforcement or supervisory action by any Governmental Authority because such procedures were considered to be inadequate by such regulator and no such enforcement or supervisory action is pending, or to the Knowledge of the Digital Colony Companies, threatened.
(p)    Within the last four (4) years, none of the Digital Colony Companies or Digital Colony Funds and, to the Knowledge of the Digital Colony Companies, none of the directors, officers, agents, employees, partners, members or other persons acting on behalf of any of them (including the Managing Directors) have been party to (i) the use of any of the assets of

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any Digital Colony Company or Digital Colony Funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets, (ii) to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets, (iii) to the making of any false or fictitious entries in the books or records of any Digital Colony Company or Digital Colony Fund, or (iv) the making of any unlawful or undisclosed payment with the purpose of inducing a Person to enter into an agreement or arrangement with any Digital Colony Company or Digital Colony Fund.
(q)    Within the last four (4) years, none of the Digital Colony Companies or the Digital Colony Funds or, to the Knowledge of the Digital Colony Companies, any of the employees, officers, directors, partners or members or other Persons acting on behalf of any of them (including the Managing Directors): (i) has been charged with, indicted for or convicted of any felony or any other crime involving fraud, misrepresentation or insider trading, (ii) is subject to any outstanding Order barring, suspending or otherwise materially limiting the right of such Person to engage in any activity conducted as part of the business of the Digital Colony Companies as currently conducted, or (iii) is or has been the subject of any investigation by any Governmental Authority.
(r)    For the past four (4) years, none of the Digital Colony Companies or Digital Colony Funds or, to the Knowledge of the Digital Colony Companies, any employee, officer, director, partner, member, agent, or Affiliates of, any Digital Colony Company, any Digital Colony Fund (including the Managing Directors), or Colony Capital or CCOC has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act, or any other applicable Laws relating to corruption or bribery (collectively, the “Anti-Corruption Laws”), and, to the Knowledge of the Digital Colony Companies, none of the foregoing Persons has received any written notice from any Governmental Authority relating to their compliance with applicable Anti-Corruption Laws. To the Knowledge of the Digital Colony Companies, there is not now, and for the past four (4) years there has not been, any employment by any of the Digital Colony Companies or Digital Colony Funds of, or any beneficial ownership in any Digital Colony Company or Digital Colony Fund by, any governmental or political official in any country in the world. To the Knowledge of the Digital Colony Companies, none of the Digital Colony Companies or Digital Colony Funds, no employee, officer, director, partner, member, agent, or Affiliate of any of them (including the Managing Directors), has within the past four (4) years, made, offered to make or promised to make any payments of money or other thing of value to any entities in which any governmental or political official in any country in the world has or had a direct or indirect interest. For the past four (4) years, none of the Digital Colony Companies or Digital Colony Funds, or to the Knowledge of the Digital Colony Companies, any “covered associate” of any of them has made a contribution to an official of a government entity (as such terms are defined in Rule 206(4)-5 of the Advisers Act) in excess of the de minimis limits set forth in of Rule 206(4)-5 of the Advisers Act.
(s)    The Digital Colony Companies have made available, to the extent that such disclosure would not violate any provisions of applicable Law, complete and correct copies of (i) all material Filings made within the last four (4) years, (ii) all audit or inspection reports received by any Digital Colony Company or any Digital Colony Fund from any Governmental

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Authority and all written responses thereto within the last four (4) years, (iii) all inspection reports provided to any Digital Colony Company or any Digital Colony Fund by any Governmental Authority within the last four (4) years, and (iv) all material correspondence relating to any investigation provided to or by any Digital Colony Company or any Digital Colony Fund by any Governmental Authority within the last four (4) years.
Section 5.15    Digital Colony Funds.
(a)    Schedule 5.15(a)(i) sets forth a correct and complete list of each Digital Colony Fund as of the date of this Agreement, together with the jurisdiction of formation of each Digital Colony Fund. Except as set forth on Schedule 5.15(a)(ii), no Digital Colony Company or owner or employee thereof (including any Managing Director) acts as the investment adviser, investment manager, investment sub-adviser, general partner, managing member, manager, or in any capacity similar to any of the foregoing, with respect to any Person (including any investment fund or other investment vehicle or separate account) other than the Digital Colony Funds so listed on Schedule 5.15(a)(i). No Digital Colony Fund is advised by any Person serving in the capacity of primary investment adviser or investment sub-adviser to such Digital Colony Fund other than a Digital Colony Company. Each Digital Colony Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own, lease and operate all of its properties and assets as currently conducted, owned, leased or operated, except where the failure to have such power and authority would not result in a Digital Colony Material Adverse Effect. Each Digital Colony Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to be so qualified, licensed or registered would not result in a Digital Colony Material Adverse Effect. All of the performance and incentive fees, performance allocations, fund asset management fees, NFRE, Carried Interest, proceeds from Sponsor Commitments and other similar fees payable by each of the Digital Colony Funds are paid to a Digital Colony Company. No Digital Colony Fund is, or at any time since its inception was, required to register as an investment company under the Investment Company Act. Since the date of its inception, each Digital Colony Fund has been excluded from the definition of an investment company under the Investment Company Act by virtue of Section 3(c)(1), Section 3(c)(5) or Section 3(c)(7) thereof. Schedule 5.15(a)(iii) sets forth for each Digital Colony Fund: (i) the names of the investors in such Digital Colony Fund and (ii) the dollar amounts committed to such Digital Colony Fund by the Digital Colony Companies and each such investor. Prior to the date hereof, the Digital Colony Companies have previously provided to Buyer a true and correct schedule setting forth, with respect to each Digital Colony Fund, fees payable by each investor in such Digital Colony Fund.
(b)    The Digital Colony Companies have made available to Buyer (i) each Organizational Document of each Digital Colony Fund (together with all schedules to such Organizational Document), as well as structure charts for such Digital Colony Funds, (ii) each Client Contract with each Digital Colony Fund, (iii) each other agreement provided to the investors in such Digital Colony Fund, and (iv) all other Fund Documentation of such Digital Colony Fund, in each case, including for the avoidance of doubt any amendments and/or supplements thereto. Except as would not, individually or in the aggregate, reasonably be expected to be material to any Digital

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Colony Company, no Digital Colony Company nor, to the Knowledge of the Digital Colony Companies, any investor of any Digital Colony Fund is or has within the past three (3) years been in noncompliance with any Fund Documentation.
(c)    Each Digital Colony Fund has entered into a written Client Contract whereby one or more Digital Colony Companies serves as investment adviser to such Digital Colony Fund. Each such Client Contract is in full force and effect in accordance with its respective terms. Each Digital Colony Fund currently is operated in material compliance with its respective investment objectives, policies and restrictions, as set forth in the applicable Organizational Document or Fund Documentation for such Digital Colony Fund. Since their initial offering, the limited partner interests or other ownership interests of each Digital Colony Fund have been offered for sale pursuant to, and in compliance with, an exemption under the securities laws of each jurisdiction in which they have been sold or offered for sale. All of the outstanding units or other ownership interests of each Digital Colony Fund (as applicable) are duly authorized, validly issued, fully paid and non-assessable, and none of such limited partner interests or other ownership interests have been issued in violation of any applicable Law in any material respect. Each investor in or offeree (or an authorized agent or representative thereof) of a Digital Colony Fund has been delivered a private placement memorandum (or other applicable offering document) relating to such Digital Colony Fund prior to subscribing for, or otherwise making an investment decision with respect to, investment interests in such Digital Colony Fund. Each private placement memorandum or other offering document (as applicable and if any) of each Digital Colony Fund and each quarterly and annual report (as applicable and if any) to the investors in each Digital Colony Fund has at all times since the original offering of units or other ownership interests in such Digital Colony Fund (as applicable) complied with all applicable Laws in all material respects, and any such private placement memorandum or other offering document did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each such case at the time any such private placement memorandum or other offering document was delivered to investors or potential investors in such Digital Colony Fund.
(d)    Each Digital Colony Fund is and has been since its inception operated in compliance with all applicable Laws in all material respects.
(e)    Each Digital Colony Fund is in compliance with the requirements of the private placement exemption in Section 4(a)(2) of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), including Regulation S or Regulation D, as applicable, the requirements of Rule 506 under the Securities Act, and all applicable state Laws and regulations in connection with its offering of securities. Except as would not, and would not reasonably be expected to, (x) be material to the Digital Colony Funds, or (y) be material to the Digital Colony Companies, taken as a whole, (i) none of the private placement memoranda (or other applicable offering document), as amended or supplemented to date, of any of the Digital Colony Funds currently being offered fails to comply with applicable Laws, (ii) each of the Digital Colony Funds is in compliance with all applicable state laws and regulations in connection with its offers and sales of securities, and (iii) each of the Digital Colony Funds has made all filings required to be made with each jurisdiction in which it has offered and sold securities.

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(f)    The audited balance sheets of each Digital Colony Fund, as of the last day of the most recent three (3) fiscal years (or, if applicable, such lesser number for which available) of such Digital Colony Fund, and the related income statements and statements of cash flows for the years then ended of each Digital Colony Fund, as of the last day of its most recent quarter (if subsequent to the last day of its most recent fiscal year) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position and financial results of each Digital Colony Fund as of the dates thereof and for the periods then ended (subject to normal year-end adjustments in the case of any unaudited financial statements). The Digital Colony Companies have previously provided to Buyer true and correct copies of such balance sheets and related financial statements. After the date of the most recent applicable audited balance sheet of each Digital Colony Fund provided pursuant to this Section 5.15(f), no Client (or investor in any Digital Colony Fund) has notified any Digital Colony Fund in writing of their intent to redeem or withdraw any amounts from any of the Digital Colony Funds (including any managed account), or their termination or non-renewal of any investment advisory, investment management or similar agreement with any Digital Colony Fund.
(g)    Other than any “clawback” obligations set forth in the Fund Documentation, none of the Digital Colony Companies is liable in connection with, on behalf of or for any obligation of any Client, other than any liabilities as a general partner in the ordinary course of business.
(h)    No Digital Colony Company or Digital Colony Fund has entered into any agreement (whether reduced into writing or not) or made any arrangement with any Client other than an agreement in the ordinary and usual course of business of the type referred to in the definition of Fund Documentation. No contract included in the Fund Documentation is under notice of termination or, to the Knowledge of the Digital Colony Companies, has been rescinded, repudiated or terminated.
(i)    None of the Digital Colony Companies or any Digital Colony Fund has given any written guarantee, warranty or assurance to any Client as to the current or future investment performance of any of the Digital Colony Funds or the investment performance resulting from any Digital Colony Company’s investment management or investment advisory services.
(j)    None of the Digital Colony Companies nor, to the Knowledge of the Digital Colony Companies, any employee, officer, director, partner or member of any of them (including the Managing Directors) has received any fees, commissions or financial benefits (directly or indirectly) from or in respect of or in connection with any Digital Colony Fund except in accordance with, and as disclosed in, the relevant Fund Documentation. None of the Digital Colony Companies is party to any Contract under which it receives any rebate or commission payable to a broker, or other financial inducement to direct business or otherwise. In addition, none of the Digital Colony Companies or Digital Colony Fund is party to any directed commission agreement under which it directs any Person to pay sums out of commissions to a third party or customer of a Digital Colony Company or Digital Colony Fund.

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(k)    Each Digital Colony Fund has adopted Accounting Standards Board Codification 740 for purposes of determining any performance fees and performance allocations due for the first performance period ending on or before the Closing Date.
(l)    No portion of the assets of any Client is subject to (or with respect to any Digital Colony Fund has, at any time from the date of organization of such Digital Colony Fund, been subject to) Title I of ERISA, Section 4975 of the Code or any Law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code.
Section 5.16    Clients.
(a)    True, correct and complete copies of each material Side Letter have been furnished to Buyer, except for redacted information to the extent required to comply with applicable confidentiality requirements. Each such Side Letter is a valid and binding obligation of the applicable Digital Colony Fund and the other party or parties thereto, except as may be limited by the Bankruptcy and Equity Exception. No Digital Colony Fund or any other party thereto: (i) has terminated, canceled or substantially modified, or threatened to terminate, cancel or substantially modify, any such Side Letter, or (ii) is in material default under any such Side Letter.
(b)    No Digital Colony Company or Digital Colony Fund has received written notice of a Client’s intention to (i) redeem or withdraw any amounts from any of the Digital Colony Funds (including any managed account), (ii)  terminate or not renew any investment advisory, investment management or similar agreement with any Digital Colony Fund or (iii) materially adjust the fee schedule with respect to any contract in a manner which would reduce the fees or other payments to any Digital Colony Company or Digital Colony Fund (including after giving effect to the Closing) in connection with such relationship.
Section 5.17    Taxes.
(a)    Each of the Digital Colony Companies and Digital Colony Funds has (i) duly and timely filed with the appropriate Taxing Authority all Tax Returns required to be filed by, or with respect to, it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid in full all Taxes (whether or not shown on any Tax Return) required to be paid by it or claimed to be due by any Taxing Authority.
(b)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets or properties of any Digital Colony Company or of any Digital Colony Fund. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any Digital Colony Company or of any Digital Colony Fund.
(c)    No jurisdiction in which any Digital Colony Company or any Digital Colony Fund does not pay Taxes or file a Tax Return has made a written claim or assertion that any Digital Colony Company or any Digital Colony Fund is or may be subject to Taxes or required to file a Tax Return in such jurisdiction. There are no federal, state, local or foreign audit or other Proceedings, that have formally commenced or are presently pending with regard to any Taxes or Tax Returns of or including any Digital Colony Company or any Digital Colony Fund, and no

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Digital Colony Company or Digital Colony Fund has received written notification that such an audit or other Proceeding is threatened with respect to any Taxes owed by, or any Tax Return filed by or with respect to, any Digital Colony Company or any Digital Colony Fund. No Digital Colony Company or Digital Colony Fund has received from any Taxing Authority any notice of deficiency or proposed adjustment in writing for any Tax proposed, asserted, or assessed by any Taxing Authority against any Digital Colony Company or Digital Colony Fund which has not been paid in full.
(d)    No Digital Colony Company or Digital Colony Fund is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement.
(e)    All Taxes of each Digital Colony Company and Digital Colony Fund that were not due and payable as of the date of the Most Recent Balance Sheet have been fully accrued on the Most Recent Balance Sheet in all material respects. Since the date of the Most Recent Balance Sheet, no Digital Colony Company or Digital Colony Fund has incurred any liability for Taxes other than in the ordinary course of business.
(f)    No Digital Colony Company or Digital Colony Fund (or any predecessor of any of the foregoing) has been a member of a federal, state, local or foreign consolidated, combined, unitary or similar group (other than any such group where a Digital Colony Company or Digital Colony Fund (or any predecessor of any of the foregoing) is the common parent) and no Digital Colony Company or Digital Colony Fund has liability for the Taxes of another Person (other than a Digital Colony Company or Digital Colony Fund) under Treasury Regulations Section 1.1502-6 or any similar or comparable provision of state, local or foreign Laws, as a result of transfer, successor or similar liability, by operation of Law, by Contract or assumption or otherwise.
(g)    The Digital Colony Companies and Digital Colony Funds have provided or made available to Buyer, true, correct and complete copies of the Tax Returns (including any amendments thereto) of the Digital Colony Companies and Digital Colony Funds set forth on Annex E, filed on or prior to the date of this Agreement for the taxable years set forth on Annex E, and (ii) all examination reports and statements of deficiencies, if any, relating to the audit of any Tax Return filed by any Digital Colony Company or Digital Colony Fund for each taxable year beginning on or after January 1, 2015.
(h)    Each Digital Colony Company and each Digital Colony Fund has complied with (i) all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper Taxing Authorities all amounts required to be withheld and paid over under all applicable Laws, and (ii) all Tax information reporting, collection and retention provisions of applicable Laws.
(i)    No Digital Colony Company or Digital Colony Fund has (i) participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar or comparable provision of state, local or foreign Laws), or (ii) requested or received any Tax ruling, technical advice memorandum or similar document, transfer pricing agreement, or similar agreement with any Taxing Authority.

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(j)    Since its formation, each of the Digital Colony Companies and Digital Colony Funds has been classified for U.S. federal income tax purposes a partnership or disregarded entity. None of the Digital Colony Companies and Digital Colony Funds that is treated as a partnership for U.S. federal income tax purposes is or has been at any time since its formation a publicly traded partnership within the meaning of Section 7704 of the Code.
(k)    No Digital Colony Company or Digital Colony Fund has made an election under Treasury Regulations Section 301.9100-22.
(l)    No Digital Colony Company or Digital Colony Fund will be required to report for Tax purposes in a period (or portion thereof) beginning after the Closing Date any income or gain or report for Tax purposes in a period (or portion thereof) ending on or before the Closing Date any deduction or loss as a result of (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar or comparable provision of state, local, or foreign Laws) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.
(m)    None of the Digital Colony Funds have made a mark-to-market election under Section 475 of the Code.
Notwithstanding anything to the contrary in this Agreement, no representation or warranty contained in this Section 5.17 (except for the representations set forth in Section 5.17(d), Section 5.17(f), Section 5.17(i), Section 5.17(j) and Section 5.17(l)) shall apply directly or indirectly with respect to any taxable period (or portion thereof) beginning on or after the Closing Date, including, for the avoidance of doubt, the portion of any taxable period beginning before and ending after the Closing Date that begins on or after the Closing Date.
Section 5.18    Benefit Plans; Employees.
(a)    (i) Schedule 5.18(a) contains a true, correct and complete list of each material “employee benefit plan” within the meaning of Section 3(3) of ERISA and each bonus, deferred compensation, carried interest, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by any of the Digital Colony Companies or by any trade or business, whether or not incorporated, that together with the Digital Colony Companies would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any current or former employee or director of any of the Digital Colony Companies or any ERISA Affiliate and with respect to which any of the Digital Colony Companies have or could have any material liability (including joint, several or contingent liability) (the “Plans”), and (ii) with respect to each Plan, the Digital Colony Companies have made available to Buyer complete copies of (to the extent applicable) (w) the Plan document (or if no written plan exists, a written summary of the material terms of such Plan), (x) the most recent summary plan description and summary of any material modifications, (y) the most recent determination or opinion

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letter issued by the IRS, and (z) all material correspondence, and all non-routine filings made, with any Governmental Authority within the last three (3) years.
(b)    Neither the Digital Colony Companies nor any ERISA Affiliate has in the last six (6) years (i) maintained, established, sponsored, participated in or contributed to any Plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (ii) incurred any liability or had a lien imposed under Title IV of ERISA or Section 412 of the Code.
(c)    No Plan is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
(d)    None of the Digital Colony Companies or their ERISA Affiliates, nor any trustee or administrator thereof, has engaged, in connection with any Plan or any trust created thereunder, in a transaction or has taken or failed to take any action in connection with which any of the Digital Colony Companies reasonably could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.
(e)    Each of the Plans has been operated and administered in material compliance with its terms and in material compliance with applicable Laws, including ERISA and the Code.
(f)    Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and, there are no circumstances that could reasonably be expected to adversely affect such qualification under Section 401(a) of the Code.
(g)    No Plan provides benefits, including death, life insurance or medical benefits (whether or not insured), with respect to current or former employees of any Digital Colony Company or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, or (iii) deferred compensation benefits accrued as liabilities on the books of any Digital Colony Company or any ERISA Affiliate).
(h)    Except as disclosed in Schedule 5.18(h), the consummation of the Contemplated Transactions will not, either alone or in combination with any other event or the passage of time, (i) entitle any member, current or former employee, officer, director, independent contractor or consultant of any Digital Colony Company to transaction or special bonus payments, severance pay, unemployment compensation or any other similar bonus or termination payment (other than severance pay required under any Law), or (ii) accelerate the time of payment or vesting, or materially increase the amount of or otherwise enhance any benefit due any such member, employee, officer, director, independent contractor or consultant.
(i)    As of the date hereof, there are no material pending, or threatened claims in writing by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

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(j)    Each Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code and the guidance thereunder) under which any of the Digital Colony Companies makes, is obligated to make, promises to make or has any liability (including joint, several or contingent liability) to make payments is in operational and documentary compliance in all material respects with the requirements of Section 409A of the Code and the guidance thereunder. No Plan or other arrangement obligates or binds any of the Digital Colony Companies to compensate or indemnify any Person in connection with taxes that may be imposed on such person under Section 409A of the Code.
(k)    As of the date of this Agreement, no Plan is under audit or investigation by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation, nor is any such audit or investigation pending or threatened.
(l)    Except as set forth on Schedule 5.18(l), none of the performance fees or management fees to which any Digital Colony Company is entitled would be subject to increased taxation under Section 457A or Section 409A of the Code.
(m)    The Digital Colony Companies have made available to the Buyer a list of all individuals at the level of “managing director” of the Digital Colony Companies as of the Closing Date, including title, job description, start date, current salary and incentive bonus target, if any, and other compensation information payable to such employees.
(n)    The Digital Colony Companies are in compliance in all material respects with applicable Laws governing worker classification. No such Person has been improperly excluded from any Plan.
Section 5.19    Intellectual Property and Information Technology.
(a)    Each Digital Colony Company owns or otherwise has the right to use all material Intellectual Property necessary for or used in the conduct of the Digital Colony Business as currently conducted. A Digital Colony Company owns all right, title and interest in and to (i) the names and trademarks “Digital Colony,” and “Digital Bridge,” and (ii) all other Intellectual Property owned or purported to be owned by that Digital Colony Company, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances). A Digital Colony Company owns or has the right to use the track record relating to historical investment performance with respect to historical or current investments made by the Digital Colony Funds in accordance with the applicable rules and regulations of the SEC, and has not granted rights to other Persons to use such track record. Without limiting the foregoing, each Digital Colony Company owns the entire and unencumbered, except for Permitted Encumbrances, right, title and interest in and to all material Intellectual Property developed, acquired or created by any employee or consultant in the course of his or her employment or consultancy for the Digital Colony Companies, as applicable. Consummation of the Contemplated Transactions will not alter or impair the rights of any Digital Colony Company in or to any Intellectual Property or IT Assets. For the avoidance of doubt, this Section 5.19(a) is not an express or implied representation or warranty of non-infringement of any Intellectual Property of any other Person.

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(b)    Schedule 5.19(b) sets forth a true and correct list of all Registered Intellectual Property owned by each Digital Colony Company (“Owned Intellectual Property”), indicating for each item of such Owned Intellectual Property, the registration or application number, and the applicable filing jurisdiction. Each item of Owned Intellectual Property is valid, subsisting and, other than that which is subject to a pending application, enforceable.
(c)    The conduct of the Digital Colony Business as currently conducted does not materially infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, and has not done so in the last three (3) years; and, to the Knowledge of the Digital Colony Companies, no Person is materially infringing, misappropriating or otherwise violating any Intellectual Property owned by or licensed to any of the Digital Colony Companies, nor has done so in the last three (3) years. There is no Proceeding pending or, to the Knowledge of the Digital Colony Companies, threatened by or against any Digital Colony Company concerning the foregoing in this Section 5.19(c) or otherwise concerning the use, ownership, or validity of any Intellectual Property or Investment Track Record.
(d)    The Digital Colony Companies take reasonable measures to protect the confidentiality of all trade secrets and confidential information used or held for use by the Digital Colony Companies. No such trade secrets or confidential information have been disclosed by any Digital Colony Company, except (i) pursuant to appropriate non-disclosure and/or license agreements and (ii) disclosures made in patent filings, and to the Knowledge of the Digital Colony Companies, there is no and has not been any unauthorized use by any Person of any such trade secrets or confidential information.
(e)    The IT Assets used or held for use by the Digital Colony Companies (the “Business IT Assets”) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Digital Colony Companies in connection with, the operation of the Digital Colony Business. The Business IT Assets are free from material bugs and other defects, have not materially malfunctioned or failed within the past eighteen (18) months, and do not contain any viruses, Trojan horses, malware or similar devices. The Digital Colony Companies have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices and no Person has obtained unauthorized access to any Business IT Assets or any data contained therein (including any Personal Data).
(f)    Each Digital Colony Company complies, and has in the past eighteen (18) months complied, with (i) its internal privacy and data security policies, (ii) all applicable Laws concerning the protection of Personal Data and (iii) its contractual obligations concerning the protection of Personal Data, including, in each case of (i)-(iii), with respect to the collection, processing, possession, compilation, use, storage, retention, safeguarding, disclosure, disposal, transfer and control thereof (collectively, the “Data Security Requirements”). Neither the consummation of the Contemplated Transactions, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any material violation of any Data Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person thereunder. There are no, and have not been in the last eighteen (18) months any,

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Proceedings pending or threatened against any of the Digital Colony Companies concerning the foregoing in this Section 5.19(f), and no such Person has received any written notice of a claim, investigation or alleged violation of any Data Security Requirement.
Section 5.20    Insurance. All of the material insurance policies and other self-insurance programs, bonds, fidelity bonds and similar arrangements maintained by the Digital Colony Companies (the “Insurance Policies”) are in full force and effect, all premiums due and payable thereunder have been paid, and no written notice of cancellation or termination has been received with respect to any such policy and, there exists no event, occurrence, condition or act (including the Contemplated Transactions) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies. No Digital Colony Company has received written notice of a threatened material premium increase with respect to any such Insurance Policies. Such Insurance Policies provide coverage that is reasonable and customary for the business, operations, assets and properties of the Digital Colony Companies. Schedule 5.20 also sets forth a list of all pending insurance claims for damages in excess of $250,000 for the Digital Colony Companies and the Digital Colony Funds within the last three (3) years all of which were submitted to the applicable insurers on a timely basis.
Section 5.21    Net Working Capital. As of the Closing, the Digital Colony Companies have sufficient positive working capital (i.e., current assets less current liabilities) and liquid assets (including cash) to pay as and when due the operating expenses that are reasonably expected to be paid and incurred by them, and to perform and satisfy their respective contractual obligations, in the ordinary course of business, consistent with the agreed upon business plan of DCMH and its Subsidiaries, without drawing on any debt facility or incurring any intercompany Indebtedness or other liabilities that would be owed to the Colony Capital Group. The Digital Colony Companies have not incurred, assumed or guaranteed any Indebtedness of the type described under clause (i) or (ii) of the definition of “Indebtedness”. All intercompany Indebtedness or other intercompany liabilities owed by any Digital Colony Company or Digital Colony Fund to Colony Capital and its Subsidiaries has been settled prior to the Closing.
Section 5.22    Distributions. A schedule of all cash distributions made by each of the Digital Colony Companies to (a) Colony Capital, (b) without duplication of clause (a), directly or indirectly to a Managing Director, and (c) the holders of equity interests therein between January 1, 2017 and the date hereof has been disclosed in writing to Buyer on the date hereof, and is accurate in all material respects.
Section 5.23    Brokers and Finders. Except as set forth in Schedule 5.23, no broker, finder or financial advisor is, or will be, entitled to any broker’s commission, finder’s fee or similar payment in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any Digital Colony Company or Digital Colony Fund (other than arrangements where members of the Colony Capital Group would be solely responsible for such payments).
Section 5.24    Small Business Administration Loans. Except as set forth in Schedule 5.24, none of the Digital Colony Companies or Digital Colony Funds or any of the employees, officers, directors, partners or members or other Persons acting on behalf of any of them (including

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the Managing Directors) have either applied for or received any government related program assistance under the Paycheck Protection Program.
Section 5.25    Employment Matters.
(a)    For the past three (3) years, each Digital Colony Company has complied and is in compliance in all material respects with all Laws relating to labor, employment, and personnel (including provisions thereof relating to employment or labor standards, wages, overtime, hours, equal opportunity, collective bargaining, industrial relations, affirmative action, workers’ compensation, workplace safety, occupational health and safety, pay equity, employment or unemployment insurance, immigration and the withholding and payment of social security or old age security and other Taxes), none of them is liable for any material assessments, penalties or other sums for failing to comply with any such Laws, and none of them has knowledge that it has any labor-relations problems. No union organizing or decertification activities are underway or, to the knowledge of the Digital Colony Companies, threatened, or have occurred within the past three (3) years, and no Digital Colony Company has made any commitments to, entered into any collective bargaining agreements with, or conducted negotiations with any labor union or employee association with respect to any employees of the Digital Colony Companies. No strike, slowdown, work stoppage or slowdown, lockout or other material dispute or disruption involving or affecting the employees of the Digital Colony Companies is underway or threatened, and no such dispute or disruption has occurred within the past three (3) years. Within the past two (2) years, no member of the Colony Capital Group has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act, as well as any similar foreign, state, or local Law.
(b)    (i) No director, officer, partner, member or employee at the level of “managing director” (including the Managing Directors) of the Digital Colony Companies is or has ever been subject to any allegations of sexual harassment made in writing to the Digital Colony Companies, and (ii) no Digital Colony Company, or to the Knowledge of the Digital Colony Companies, director, officer, partner, member or employee at the level of “managing director” (including the Management Directors) has settled any allegations of sexual harassment within the last three (3) years.
Section 5.26    No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties expressly contained in Article IV or this Article V of this Agreement or the Ancillary Agreements, neither Colony Capital, CCOC nor any other Person makes any other express or implied representation or warranty on behalf of itself, any Digital Colony Company or Digital Colony Fund or any member of the Colony Capital Group. Colony Capital, CCOC and their Affiliates have not relied on any express or implied representations or warranties regarding Buyer other than the representations and warranties of Buyer contained in Article VI of this Agreement and any representations and warranties of Buyer in the Ancillary Agreements. Each of Colony Capital and CCOC (for itself and on behalf of their respective Affiliates) hereby: (i) specifically acknowledges and agrees that, except for the representations and warranties contained in Article VI of this Agreement and any representations and warranties of Buyer in the Ancillary Agreements, none of the Buyer, Buyer’s Subsidiaries or any other Person is making and has not

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made any representation or warranty, expressed or implied, at law or in equity, in respect of Buyer, any of its Subsidiaries or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, or the effectiveness or the success of any operations, (ii) specifically and irrevocably disclaims that Colony Capital or CCOC is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Buyer (for itself and on behalf of its Subsidiaries) hereby specifically disclaims any such other representation or warranty made by any Person; (iii) specifically and irrevocably disclaims any obligation or duty by Buyer or any of its Subsidiaries or any other Person to make any disclosures of fact not required to be disclosed by the representations and warranties contained in Article VI of this Agreement or any representations and warranties of the Buyer in the Ancillary Agreements; and (iv) specifically acknowledges and agrees that Colony Capital and CCOC are entering into this Agreement subject only to the representations and warranties contained in Article VI of this Agreement, any representations and warranties of the Buyer in the Ancillary Agreements, and the other agreements expressly set forth in this Agreement; provided, that, for the avoidance of doubt, nothing in this Section 5.26 shall waive or restrict such Person’s right to assert a claim of actual fraud in accordance with the terms of this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to CCOC as follows:

Section 6.1    Organization. Buyer is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized.
Section 6.2    Authority; Validity of Agreements; No Violations.
(a)    Buyer has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Buyer is or is specified to be a party, and to perform Buyer’s obligations hereunder and thereunder. This Agreement and each Ancillary Agreement that has been or will be executed by Buyer (assuming due authorization, execution and delivery by the other parties hereto) constitutes, or upon execution will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as limited by the Bankruptcy and Equity Exception.
(b)    Assuming receipt of and subject to the CFIUS Approval (and assuming the accuracy of the representations and warranties of CCOC and Colony Capital), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Buyer, nor the consummation by Buyer of the Contemplated Transactions, or compliance by Buyer with any of the terms or provisions hereof and thereof or performance of its obligations hereunder and thereunder will, with or without the giving of notice, the lapse of time or both: (i) violate any Law applicable to Buyer or any other Permit of Buyer in any material respect, (ii) violate or result in a breach of any of Buyer’s Organizational Documents, (iii) require any Consent to be made or obtained

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by Buyer, (iv) result in a violation or breach by Buyer of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound, or (v) result in the creation of any material Encumbrance upon Buyer’s properties or assets.
Section 6.3    Sufficient Funds. As of the Closing, Buyer shall have sufficient funds available to satisfy all of its obligations under this Agreement and any expenses incurred by Buyer for which it is responsible in connection with the consummation of the Contemplated Transactions. Buyer has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.
Section 6.4    Investment. Buyer is acquiring its applicable Purchased Interests for its own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof. Buyer acknowledges that none of the Purchased Interests may be resold in the absence of registration, or the availability of an exemption from such registration, under federal or any applicable state securities Laws. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Interests. Buyer understands that the purchase of its Purchased Interests involves substantial risk. Buyer acknowledges that it can bear the economic risk of its investment in the applicable Purchased Interests and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Purchased Interests. Buyer is not subject to and is not aware of any facts that would cause Buyer to be subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) promulgated under the Securities Act.
Section 6.5    Legal Proceedings. There is no Order or Proceeding pending or, to the actual knowledge of the Buyer, threatened, against Buyer that, individually or in the aggregate, would reasonably be expected to materially impair or materially delay the consummation of the Contemplated Transactions.
Section 6.6    Compliance with Law; Government Regulation.
(a)    Buyer and each of its Affiliates has maintained and complied with adequate “know your customer” and money laundering reporting procedures, and procedures for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, designed to comply with applicable Law, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Digital Colony Business or materially impair or materially delay the consummation of the Contemplated Transactions. To the actual knowledge of the Buyer, within the last four (4) years, none of Buyer or any of its Affiliates has been subject to any enforcement or supervisory action by any Governmental Authority because such procedures were considered to be inadequate by such regulator and no such enforcement or supervisory action is pending, or to the actual knowledge of the Buyer, threatened.

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(b)    Buyer has applied the “know your customer” and money laundering reporting procedures referenced in Section 6.6(a) above with respect to payments to Colony Capital, CCOC, any Digital Colony Company or any Digital Colony Fund.
(c)    For the past four (4) years, none of Buyer or any Affiliate of the Buyer, or to the actual knowledge of Buyer, any employee, officer, director, partner, member, agent, or Affiliate of, Buyer has taken any action which would cause it to be in violation of the Anti-Corruption Laws. To the knowledge of Buyer, there is not now, and for the past four (4) years there has not been, any employment by any Buyer or Affiliate of Buyer of, or any beneficial ownership in Buyer or any Affiliate of Buyer by, any governmental or political official in any country in the world. To the knowledge of Buyer, except as would not, individually or in the aggregate, reasonably be expected to be material to the Digital Colony Business or materially impair or materially delay the consummation of the Contemplated Transactions, none of Buyer or any of Affiliate of Buyer, and no employee, officer, director, partner, member, agent, or Affiliate of any of them, has within the past four (4) years, made, offered to make or promised to make any payments of money or other thing of value to any entities in which any governmental or political official in any country in the world has or had a direct or indirect interest.
Section 6.7    Brokers and Finders. Other than BofA Securities, Inc., no broker, finder or financial advisor is, or will be, entitled to any broker’s commission, finder’s fee or similar payment in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.
Section 6.8    No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties expressly contained in this Article VI or any representations and warranties of the Buyer or its Affiliates contained in the Ancillary Agreements, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of itself or any of Buyer’s Affiliates. Buyer and its Affiliates have not relied on any express or implied representations or warranties regarding Colony Capital, CCOC or any Digital Colony Company or Digital Colony Fund other than the representations and warranties of contained in Article IV and Article V or the Ancillary Agreements. Buyer (for itself and on behalf of its Affiliates) hereby: (i) specifically acknowledges and agrees that, except for the representations and warranties contained in Article IV and Article V or the Ancillary Agreements, none of Colony Capital or CCOC, any of their respective Subsidiaries or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of Colony Capital, CCOC or any Digital Colony Company or Digital Colony Fund, any of their respective Subsidiaries or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, or the effectiveness or the success of any operations; (ii) specifically and irrevocably disclaims that Buyer is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that each of Colony Capital and CCOC (for itself and on behalf of its Subsidiaries) hereby specifically disclaims any such other representation or warranty made by any Person; (iii) specifically and irrevocably disclaims any obligation or duty by each of Colony Capital, CCOC or any Digital Colony Company or Digital Colony Fund or any of their

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respective Subsidiaries or any other Person to make any disclosures of fact not required to be disclosed by the representations and warranties contained in Article IV and Article V or the Ancillary Agreements; and (iv) specifically acknowledges and agrees that Buyer is entering into this Agreement subject only to the representations and warranties contained in Article IV and Article V and the Ancillary Agreements and the other agreements expressly set forth in this Agreement; provided, that for the avoidance of doubt, nothing in this Section 6.8 shall waive or restrict such Person’s right to assert a claim of actual fraud in accordance with the terms of this Agreement.
ARTICLE VII
COVENANTS
Section 7.1    Announcement. Except for any disclosure which is required pursuant to applicable Law (including securities Laws) or obligations pursuant to any listing agreement with or rules of any national securities exchange (provided, that the Party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other Parties before doing so), each of the Parties hereto shall not, and shall cause its respective Controlled Affiliates and its and its Controlled Affiliates’ respective officers, directors, employees and agents not to, issue any press release or other similar public announcement or communication divulging the existence of this Agreement or the Contemplated Transactions without the prior written consent of the Wafra Representative and the Digital Colony Representative, which consent shall in each case not be unreasonably withheld, conditioned or delayed; provided, that the Parties hereby agree to file the initial joint press release relating to the Contemplated Transactions set forth in Annex C‑1. A list of agreements that Colony Capital will file with the U.S. Securities and Exchange Commission in connection with the execution and delivery of this Agreement is set forth in Annex C‑2. Notwithstanding the provisions of this Section 7.1, Colony Capital may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made by any Party hereunder or otherwise permitted to be made pursuant hereto.
Section 7.2    Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties hereto agrees to pay the costs and expenses (on a pre-closing basis) incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, including, the fees and expenses of counsel to, and other representatives of, such Party (collectively, “Transaction Expenses”); provided, that notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, CCOC covenants and agrees that neither Buyer nor any Wafra Entity shall directly or indirectly bear any portion of the Transaction Expenses incurred or reimbursed by any Digital Colony Company (or any Managing Director or other Person on behalf of the Digital Colony Companies) by virtue of Buyer’s ownership interest in DCMH; provided, further, that 100% of the out-of-pocket costs relating to obtaining the Buyer Insurance Policy (including the total premium, underwriting costs, brokerage commission for Buyer’s brokers, Taxes related to such policy and other fees and expenses of such policy) shall be borne by CCOC and neither Buyer nor any other Wafra Entity shall directly or indirectly bear any portion of such expense; provided, CCOC shall not be responsible for any fees and expenses of Buyer’s outside counsel.

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Section 7.3    Further Assurances. Each Party to this Agreement agrees to execute such documents and other papers and use its reasonable efforts to perform or cause to be performed such further acts as are necessary to carry out the provisions contained in this Agreement and the Ancillary Agreements. Following the Closing, upon the reasonable request of any Party, the other Parties agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to the extent necessary to effectuate the purposes of this Agreement and the Ancillary Agreements.
Section 7.4    Post-Closing Restructuring.
(a)    CCOC, DCMH and Buyer shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper and/or advisable to obtain the FCA Approval and, once the FCA Approval has been obtained, effect the contribution of the DCMH UK Advisers Entities into Digital Colony Management, LLC (the “Post-Closing Restructuring”) as soon as practicable, and in any event within 45 days of obtaining the FCA Approval. In the event any of the transactions set forth in the Post-Closing Restructuring are not able to be completed due to the failure to receive the FCA Approval, the Parties hereto shall cooperate and use their reasonable best efforts to agree to undergo alternate transactions to accomplish the same economic effects as such unsuccessful transaction. During any time as the Post-Closing Restructuring has not been completed, CCOC and DCMH shall, subject to applicable Law, take all such actions necessary to ensure that distributions of NFRE allocable to the DCMH UK Adviser Entities shall be contributed to Digital Colony Management, LLC or a Subsidiary of Digital Colony Management, LLC in the manner and in the time periods necessary to give effect to the provisions of the A&R DCMH Agreement.
(b)    CCOC, DCMH and Buyer shall use their respective reasonable best efforts to prepare all necessary documentation, and to file and/or submit all applications, notices, petitions and filings, as promptly as practicable following the date hereof (and, in any event, within thirty (30) Business Days following the date hereof), and thereafter use all reasonable best efforts to obtain, all permits, consents, confirmations of non-objection, approvals and authorizations of all third parties which are necessary or advisable to obtain the FCA Approval and to consummate the Post-Closing Restructuring. The Wafra Representative and CCOC shall have the right to review (in advance to the extent practicable) any filing made with, or written materials submitted to, any Governmental Authority in connection with the Post-Closing Restructuring that contains any Confidential Information pertaining to the other Party or its Affiliates or identifies the other Party or its Affiliates therein. Without limiting the generality of the undertakings pursuant to the foregoing, CCOC, DCMH and Buyer shall use their respective reasonable best efforts to provide or cause to be provided as promptly as reasonably practicable to such Governmental Authorities of which an approval (including the FCA Approval) is required to complete the Post-Closing Restructuring information and documents requested by any such Governmental Authority as necessary, proper or advisable to permit consummation of the Post-Closing Restructuring and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made by such Governmental Authority in relation thereto.

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(c)    CCOC and Buyer shall promptly advise the other upon receiving (i) any communication from any Governmental Authority whose consent or approval (including the Colony FCA Approval or the Wafra FCA Approval, as applicable) is required to bring about the consummation of the Post-Closing Restructuring that causes such Party to believe that there is a reasonable likelihood that any approval required of any Governmental Authority to consummate the Post-Closing Restructuring will not be obtained or that the receipt of any such approval will be materially delayed; and (ii) knowledge of the commencement of, or threat of commencement of, any proceeding brought by any Governmental Authority with respect to the Colony FCA Approval or the Wafra FCA Approval, as applicable, and/or the Post-Closing Restructuring.
(d)    CCOC, DCMH and Colony Capital shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done all things necessary, proper or advisable to effect the transfer of Colony Capital PTE. LTD directly or indirectly to DCMH as soon as practicable, and in any event within 45 days of the Closing Date.
(e)    Nothing in this Section 7.4 or elsewhere in this Agreement shall require any of CCOC, Colony Capital, any other members of the Colony Capital Group or the Digital Colony Companies to agree to any conditions or remedies in connection with the FCA Approval.
Section 7.5    Tax Matters.
(a)    CCOC shall give effect to the transactions contemplated by Section 2.1(a) as of the Closing Date and shall give effect to the Conversion as of the Conversion Date, and in each case shall allocate pursuant to Section 706 of the Code (and the Treasury Regulations thereunder) between the Buyer and the other partners of DCMH based on an interim closing of the books as of the Closing Date, all items of income, gain, loss, deduction and credit attributable to the taxable year of DCMH in which the Closing Date occurs.
(b)    Transfer Taxes. CCOC, on the one hand, and the Buyer, on the other hand, shall each be liable for fifty percent (50%) of any Transfer Taxes incurred in connection with this Agreement and the Contemplated Transactions and shall timely pay such Transfer Taxes. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other Parties at least ten (10) Business Days prior to the date such Tax Returns are due to be filed.
(c)    754 Elections. To the extent a valid election under Section 754 of the Code (and any corresponding provisions of state and local law) is not in effect for DCMH or any Subsidiary thereof that is treated as a partnership for U.S. federal income tax purposes, then CCOC shall cause DCMH to make or cause to be made such election(s) in the prescribed time and manner required for such election(s) to be effective for the taxable year that includes the Closing Date.

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Section 7.6    Certain Filings. CCOC shall cause the Digital Colony Companies to make appropriate filings with respect to their investment advisory status as soon as reasonably practicable with all jurisdictions in which any such Digital Colony Company has a place of business and in each other jurisdiction where it is necessary for any such Digital Colony Company to make such filings in order to conduct its businesses after the Closing.
Section 7.7    [Reserved].
Section 7.8    CFIUS.
(a)    Cooperation During Regulatory Decision Period.
(i)    During the Regulatory Decision Period, the Buyer, CCOC and DCMH shall cooperate and use their respective reasonable best efforts to obtain CFIUS Approval as promptly as practicable, including by (A) promptly submitting a draft of the joint notice to CFIUS (“CFIUS Notice”) contemplated under 31 C.F.R. § 800.501(g) with respect to the Contemplated Transactions; (B) as promptly as practicable after receiving feedback from CFIUS regarding the draft CFIUS Notice referenced in clause (A), a formal CFIUS Notice as contemplated by 31 C.F.R. § 800.501(a); (C) cooperating with each other in connection with any such filing or the provision of any such information (including, to the extent permitted by applicable law, providing copies, or portions thereof, of all such documents to the non-filing party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith); and (D) taking such actions, including agreement to risk mitigation measures, as may be requested by CFIUS as a condition of CFIUS Approval, subject to the limitations in 7.8(a)(iii) and (iv) below. Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Agreements, Buyer shall bear sole responsibility for paying any filing fee for the CFIUS Notice.
(ii)    In furtherance of Section 7.8(a)(i), Buyer, CCOC and DCMH shall cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of CFIUS or any other Governmental Authority under the DPA with respect to any such filing, including by (1) allowing each other to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions to CFIUS, (2) promptly informing each other of any communication received by a Party, or given by a Party to, CFIUS by promptly providing copies to the other Party of any such written communication, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.502(b)(5)(vi), information otherwise requested by CFIUS to remain confidential or information reasonably determined by a Party to be business confidential information and (3) permitting each other to review in advance any communication that a Party gives to CFIUS, and consult with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give each other the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS.
(iii)    Nothing in this Section 7.8(a) or elsewhere in this Agreement shall require Buyer to (w) take any action that would violate any Law applicable to Buyer,

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(x) sell, divest or dispose of any assets or businesses that it holds apart from the transactions contemplated by this agreement, (y) agree to actions or restrictions relating to the assets or businesses of Buyer or its Affiliates to the extent those assets and businesses do not involve interstate commerce in the United States, or (z) otherwise adopt conditions or restrictions that would reasonably be expected to frustrate the Buyer’s ability to receive NFRE with respect to the Digital Colony Business (subject to such NFRE being distributable to Buyer pursuant to the A&R DCMH Agreement).
(iv)    Nothing in this Section 7.8(a) or elsewhere in this Agreement shall require any of CCOC, Colony Capital, any other members of the Colony Capital Group or the Digital Colony Companies (collectively, the “DCP Parties”) to agree, as a condition of obtaining the CFIUS Approval to: (A) take or agree to take any action with respect to (1) the DCP Parties or their respective Affiliates, including any direct or indirect or pending (as of the date of this Agreement) investment funds or portfolio companies of investment funds advised or managed by one or more of the DCP Parties or their respective Affiliates, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any DCP Party or any such Affiliates or any direct or indirect or pending (as of the date of this Agreement) investment funds or portfolio companies of investment funds advised or managed by one or more of the DCP Parties or their respective Affiliates, or (2) the selling, divesting, conveying or holding separate with respect to any assets, rights, products, licenses, businesses, operations, or interests therein, of any of the DCP Parties in more than a de minimis respect; or (B) be required to accept or agree to a Burdensome Condition.
(b)    Alternative Transaction Cooperation. The Wafra Representative shall have the right, if CFIUS Approval is not obtained within nine (9) months of filing the CFIUS Notice, to the extent permitted by CFIUS (the “Alternate Transaction Election Right”), to enter into good faith discussions with Colony Capital with respect to implementing an alternate transaction by delivering a written notice to such effect to Colony Capital. In such event, the Parties hereto shall cooperate and use their reasonable best efforts to undergo alternate transactions to accomplish the same economic effects as the Contemplated Transactions with respect to Buyer’s right to receive Available Cash, as adjusted pursuant to its economic entitlements under the DCMH Investor Rights Agreement (including Section 3.4(a) thereof) and the A&R DCMH Agreement, without the need to obtain CFIUS Approval; provided, that if so requested by Wafra by written notice at least forty-five (45) days prior to the expiration of the Regulatory Decision Period, Colony Capital shall implement a revenue sharing arrangement with respect to the right of Buyer to receive Available Cash, as adjusted pursuant to its economic entitlements under the DCMH Investor Rights Agreement and the A&R DCMH Agreement that is substantially similar to the revenue sharing arrangement set forth in the Carried Interest Participation Agreement with respect to Carried Interest, it being agreed and understood that any alternate transaction (including any revenue sharing arrangement) shall be subject to any specific requirement of the DPA and CFIUS and applicable law. The Parties will enter into documentation implementing such arrangement. In the event the Regulatory Decision Period is extended in accordance with this Agreement, the Parties obligations pursuant to this Section 7.8(b) shall immediately terminate.

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ARTICLE VIII
SURVIVAL; POST-CLOSING OBLIGATIONS
Section 8.1    Expiration of Representations, Warranties and Covenants. All of the representations and warranties of the Parties contained in this Agreement made at the Closing Date shall survive the Closing and shall terminate and expire, and shall cease to be of any force or effect, on the date that is the twelve (12) month anniversary of the Closing Date, other than (a) the representations and warranties contained in Section 4.1 (Organization), Section 4.2(a) (Authority), Section 4.3 (Title), Section 4.6 (Brokers and Finders), Section 5.1 (Organization, Etc.), Section 5.2 (Capital Structure), Section 5.3 (Authority; Validity of Agreements), Section 5.5 (No Conflicts), Section 5.17 (Taxes.), Section 5.21 (Net Working Capital) and Section 5.23 (Brokers and Finders) (collectively, the “Fundamental Representations”), (b) Section 4.4 (Compliance with Law) and Section 5.14 (Compliance with Law; Government Regulation) (collectively, the “Compliance with Law Representation”) and (c) Section 6.1 (Organization), Section 6.2(a) (Authority) and Section 6.7 (Brokers and Finders) (collectively, the “Buyer Fundamental Representations”), which Fundamental Representations and Buyer Fundamental Representations shall survive the Closing hereunder and shall continue in full force and effect until the date that is sixty (60) days following the expiration of the applicable statute of limitations and which Compliance with Law Representation shall survive the Closing hereunder and shall continue in full force and effect until the six (6) year anniversary of the Closing Date. Each covenant or other agreement herein shall survive the Closing hereunder until performed in accordance with its terms. Notwithstanding the foregoing, if a claim for indemnification under this Article VIII is delivered pursuant to Section 8.4 within the applicable survival period set forth above, such survival period shall be extended until such time as such claim is fully and finally resolved.
Section 8.2    Result of Breach of Representation or Warranty; Indemnification.
(a)    Subject to the other provisions of this Article VIII, from and after the Closing, CCOC shall indemnify, defend and hold harmless each Buyer Indemnitee for any Losses incurred or suffered by the Buyer Indemnitees to the extent resulting from or arising out of:
(i)    the breach of any representation or warranty contained in Article IV or Article V of this Agreement (which breach and any related Losses shall be determined without giving effect to any materiality, “Digital Colony Material Adverse Effect” or similar qualifier (other than the fourth and fifth uses of the term “material” in Section 5.15(c), each use of the term “material” in the definitions of “Digital Colony Business”, “Digital Colony Personnel”, “Digital Infrastructure” and “Material Contract” and the use of the term “Material Contract” itself));
(ii)    the breach of any covenant or agreement of CCOC or Colony Capital contained in this Agreement;
(iii)    (A) the Excluded Assets and (B) the Digital Bridge Acquisition Agreement; provided, that in the case of this clause (B), to the extent in respect of employment agreements and agreements related to Carried Interest such indemnification

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obligation shall be limited to Losses arising out of, relating to or in connection with the period prior to the date hereof;
(iv)    any liabilities or obligations (x) for any Taxes imposed (regardless of when imposed) on or with respect to, or incurred by or with respect to, any Digital Colony Company or any Digital Colony Fund (including any Taxes or other amounts imposed under the Partnership Audit Rules), in each case, that is attributable to any taxable period beginning on or before and ending on or before the Closing Date (or, for any period beginning before and ending after the Closing Date, liabilities and obligations for Taxes to the extent allocable to the portion of such period beginning on or before and ending on the Closing Date), (y) for any Taxes of a Person (other than a Digital Colony Company) for which any Digital Colony Company becomes liable (A) as a result of such Digital Colony Company being a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes prior to the Closing, or (B) as a result of transferor or successor liability, as a result of the operation of Law or by Contract or assumption or otherwise, in each case as a result of a transaction or event occurring prior to the Closing, or (z) for the payment of any amounts as a result of any Digital Colony Company or Digital Colony Fund entering into or being a party to any Tax Sharing Agreement prior to the Closing or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in this clause (iv) of this Section 8.2(a), whether disputed or not; or
(v)    any Proceeding initiated or maintained by or on behalf of an equity holder of Colony Capital in connection with or related to entering into the Contemplated Transactions except to the extent such Proceeding is based on facts, circumstances or events arising from the actual fraud of the Buyer Indemnitees. The foregoing exception shall not apply to, and indemnification shall be available for, any Proceeding against any Buyer Indemnitee to the extent such Proceeding is based on a theory that such Buyer Indemnitee aided and abetted or conspired with Colony Capital or any of its Affiliates, or is jointly, derivatively or secondarily liable with any Colony Capital or any of its Affiliates.
In calculating the amount of Losses suffered by the Buyer Indemnitees for purposes of Section 8.2(a), and subject to the other limitations set forth in this Article VIII, such Losses will take into account the Buyer’s interest in DCMH (including for determining the amount of Losses suffered by Buyer as a result of adverse consequences to CCOC or Colony Capital in connection with any applicable breach and in respect of any indemnification payments to the Buyer Indemnitees made by CCOC).
(b)    Subject to the other provisions of this Article VIII, Buyer shall indemnify, defend and hold harmless each of CCOC and Colony Capital and their respective Affiliates and each of their respective directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (the “Digital Colony Indemnitees”) from and against any and all Losses incurred or suffered by the Digital Colony Indemnitees to the extent arising from or arising out of (c) the breach of any representation or warranty contained in Article VI of this Agreement (which breach and any related Losses shall be

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determined without giving effect to any materiality or similar qualifier) or (d) the breach of any covenant or agreement of Buyer contained in this Agreement.
Section 8.3    Limitations.
(a)    No Buyer Indemnitee will assert any claim (each an “Indemnity Claim”) for indemnification pursuant to Section 8.2(a)(i) until such time that the aggregate amount of Losses exceeds $1,500,000 (the “Deductible”) (except (i) in the case of actual fraud or (ii) with respect to any Fundamental Representation, with respect to which the Deductible shall be deemed to be zero), in which case such Buyer Indemnitee will be entitled to recover all Losses in excess of the applicable Deductible. CCOC’s aggregate liability in respect of any indemnification obligation for Losses under Section 8.2(a)(i) shall not exceed an amount equal to $1,901,812.50 less the Deductible (the “CCOC Retention”) (except (x) no limit shall apply in the case of actual fraud, (y) in respect of any Indemnity Claim pursuant to Section 8.2(a)(i) for which coverage is not obtained under the Buyer Insurance Policy as a result of (I) in the case of a breach or inaccuracy of any Compliance with Law Representation or Fundamental Representation, such claim having been rejected due to the fact that the policy limit under the Buyer Insurance Policy has been reached, (II) in the case of a breach or inaccuracy of any Fundamental Representation, the Buyer Insurance Policy having expired or (III) in case of any representation set forth in Article IV or Article V, coverage being denied under the Buyer Insurance Policy as a result of a Specified Exclusion, in each case, CCOC shall provide indemnification in respect of such Indemnity Claim up to the Supplemental Indemnification Hurdle and (z) CCOC shall provide the applicable CCOC Supplemental Indemnification in respect of breaches of any Fundamental Representation (with respect to which the Deductible shall be deemed to be zero) or Compliance with Law Representation, as described below). To the extent the Buyer Indemnitees have incurred Losses in excess of the sum of the applicable Deductible, the CCOC Retention and twenty percent (20%) of the Total Cap (such sum being referred to as the “Supplemental Indemnification Hurdle”) (A) with respect to breaches or inaccuracies of the Compliance with Law Representation, CCOC shall provide indemnification for Losses that are in excess of the Supplemental Indemnification Hurdle and that are less than or equal to the difference between (1) 50% of the Total Cap minus (2) any indemnification previously provided by CCOC to the Buyer Indemnitees pursuant to clause (B) of this sentence minus (3) the Contingent Indemnification Amount, if any minus (4) any indemnification previously provided by CCOC pursuant to Section 6.2(a)(i) of the Carry Investment Agreement (the “Compliance with Law Cap”) and (B) with respect to breaches or inaccuracies of any Fundamental Representation, CCOC shall provide indemnification for Losses that are in excess of the Supplemental Indemnification Hurdle and that are less than or equal to the difference between (1) the Total Cap minus (2) any indemnification previously provided by CCOC to the Buyer Indemnitees pursuant to clause (A) of this sentence minus (3) the Contingent Indemnification Amount, if any minus (4) any indemnification previously provided by CCOC pursuant to Section 6.2(a)(i) of the Carry Investment Agreement (the indemnification obligations described in clauses (A) and (B), each a “CCOC Supplemental Indemnification”). Notwithstanding anything contained herein to the contrary, CCOC’s aggregate liability in respect of any obligation for Losses under Section 8.2(a) (except in the case of actual fraud, or Section 8.2(a)(iii), (iv) or (v)), shall not exceed an amount equal to the Wafra Investment Amount (without taking into account any reduction pursuant to Section 8.3(f)) (the “Total Cap”) minus any indemnification previously provided by CCOC pursuant to Section 6.2(a) of the Carry Investment Agreement. For purposes of calculating the Supplemental

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Indemnification Hurdle, indemnification previously provided by CCOC pursuant to Section 6.2(a)(i) of the Carry Investment Agreement shall be deemed Losses.
(b)    No Digital Colony Indemnitee will assert any claim for indemnification pursuant to Section 8.2(b)(i) until such time that the aggregate amount of (i) Losses and (ii) indemnification previously provided by W-Catalina (C) LLC pursuant to Section 6.2(b) of the Carry Investment Agreement for breach or inaccuracy of the W-Catalina (C) Non-Fundamental Representations exceeds the Deductible (except in the case of actual fraud or in respect of breaches of any Buyer Fundamental Representation, with respect to which the Deductible shall not apply), in which case such Digital Colony Indemnitee will be entitled to recover all Losses in excess of the Deductible. Notwithstanding anything contained herein to the contrary, Buyer’s aggregate liability (A) in respect of any obligation for Losses under Section 8.2(b)(i) and indemnification previously provided by W-Catalina (C) LLC pursuant to Section 6.2(b)(i) of the Carry Investment Agreement for breach or inaccuracy of the W-Catalina (C) Non-Fundamental Representations shall not exceed an amount equal to 20% of the Total Cap (except in the case of actual fraud or in respect of breaches of any Buyer Fundamental Representation) and (B) in respect of any obligation for Losses under Section 8.2(b) and any indemnification previously provided by W-Catalina (C) LLC pursuant to Section 6.2(b) of the Carry Investment Agreement (except in the case of actual fraud), shall not exceed an amount equal to the Total Cap.
(c)    The amount of any indemnification payable under this Article VIII in respect of a claim for indemnification pursuant to Section 8.2 shall be reduced by an amount equal to the proceeds actually received by a Buyer Indemnitee or Digital Colony Indemnitee, as applicable, under any insurance policy (other than the Buyer Insurance Policy which is addressed in Section 8.3(d)) or from any third party in respect of such claim less all actual and reasonable out-of-pocket costs and expenses incurred by such Buyer Indemnitee or Digital Colony Indemnitee in connection with obtaining such insurance proceeds or third-party recovery (including reasonable and documented out-of-pocket attorneys’ fees, any deductible, any retention, any retroactive premium adjustment on the account of, or arising from, such claim or Losses, and the present value of any increases in insurance premiums on the account of or arising from such claim or Losses, or the cost of cancellation of such insurance policy and any increased costs for any replacement policy). Each Buyer Indemnitee and Digital Colony Indemnitee shall use its, his or her commercially reasonable efforts to pursue any insurance recovery (other than under the Buyer Insurance Policy which is addressed in Section 8.3(d)) or third-party recovery available to it with respect to any Loss for which such Buyer Indemnitee or Digital Colony Indemnitee seeks indemnification pursuant to this Article VIII (including during the period following any payment to such Buyer Indemnitee in respect of such indemnification); provided, that the possibility that insurance proceeds may be realized by such Buyer Indemnitee or Digital Colony Indemnitee shall not delay payment or indemnification of such Losses by the Party against whom indemnification is sought pursuant to this Article VIII. If any Person has paid an amount in discharge of any Indemnity Claim and the indemnified Person recovers from an insurance policy (other than the Buyer Insurance Policy which is addressed in Section 8.3(d)) or from a third party a sum which indemnifies or compensates such Person in respect of the Losses which are the subject matter of such claim, such Person shall pay to the Indemnifying Party as soon as practicable after receipt thereof an amount equal to the lower of (i) the amount actually received by such Person from the Indemnifying Party in respect of such claim and (ii) any sum recovered from the third party, in each case, less all reasonable out-of-pocket

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costs and expenses incurred by such Buyer Indemnitee or Digital Colony Indemnitee in connection with obtaining such insurance proceeds or third-party recovery and any Tax suffered thereon.
(d)    Except in the case of actual fraud, the CCOC Retention, the CCOC Supplemental Indemnification or the obligation to indemnify the Buyer Indemnitees as described in Section 8.3(a)(y), the Buyer Indemnitees’ sole source of recovery for any Indemnity Claim pursuant to Section 8.2(a)(i) shall be the Buyer Insurance Policy and not direct payment by any other Party to this Agreement. Buyer shall, and shall cause each other Buyer Indemnitee to use its, his or her commercially reasonable best efforts to, pursue any insurance recovery under the Buyer Insurance Policy with respect to any Loss for which such Buyer Indemnitee seeks indemnification pursuant to this Article VIII and Buyer shall and shall cause each such Buyer Indemnitee to take such action as may be reasonably requested by CCOC to pursue recovery under the Buyer Insurance Policy with respect to such Loss. Buyer shall submit any bona fide claims pursuant to Section 8.2(a)(i) to the insurer under the Buyer Insurance Policy so as to cause the retention to be satisfied, notwithstanding that such claim may not be in excess of the Deductible. Buyer shall provide any correspondence with the insurer under the Buyer Insurance Policy to CCOC concurrently if made by Buyer and promptly if received by Buyer; provided, that Buyer’s failure to provide copies of any such correspondence shall not affect the indemnification obligations of CCOC unless CCOC is actually materially prejudiced by failure to give such notice. CCOC will only be liable for the CCOC Supplemental Indemnification if such claim has first been submitted to the insurer under the Buyer Insurance Policy and (i) such claim has been rejected due to the fact that the policy limit under the Buyer Insurance Policy has been reached, (ii) the Buyer Insurance Policy has expired or (iii) coverage is denied under the Buyer Insurance Policy as a result of a Specified Exclusion. For the avoidance of doubt, claims need not be submitted to the insurer under the Buyer Insurance Policy if the applicable coverage period under the Buyer Insurance Policy has expired.
(e)    No Person shall be entitled to recover from an Indemnifying Party or any Affiliate thereof more than once with respect to the same Loss (i.e. no double-counting). For the avoidance of doubt, claims for indemnification pursuant to Section 8.2 or Section 8.3 may be made based upon a liability which is contingent at the time such claim is made; provided, however, that no Person shall be entitled to recover with respect to any such claim unless and until such liability becomes an actual liability.
(f)    If any CCOC Supplemental Indemnification is paid prior to the date that the Contingent Consideration Amount is payable, the Contingent Consideration Amount is subsequently payable, and the amount of the applicable CCOC Supplemental Indemnification that would have been paid would have increased if the payment of the Contingent Consideration Amount had previously occurred (the amount of any such increase being the “Contingent Indemnification Amount”), then the Contingent Consideration Amount payable shall be reduced by the Contingent Indemnification Amount, which shall fully satisfy CCOC’s obligations with respect to the Contingent Consideration Amount.
Section 8.4    Claims Notice.
(a)    Except with respect to Third Party Claims covered by Section 8.4(b), any Buyer Indemnitee, Digital Colony Indemnitee or other indemnified party who is entitled to, and wishes to, make a claim for indemnification for a Loss pursuant to Section 8.2 (an “Indemnitee”)

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shall give written notice to each Person from whom such indemnification is being claimed (an “Indemnifying Party”) promptly after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Loss. The failure to make timely delivery of such notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually materially prejudiced by failure to give such notice. Together with such written notice, the Indemnitee shall provide the Indemnifying Party with such material information and documents as the Indemnitee has in its possession regarding such claim and all material pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, including any limitations in this Article VIII that apply to such Loss. The Indemnifying Party shall have a period of thirty (30) days after receipt by the Indemnifying Party of such notice and such evidence to agree to the payment of the Loss to the Indemnitee, subject to such limitations. If the Indemnifying Party does not agree to the payment of the Loss within such 30-day period, then the Indemnifying Party shall be deemed not to have accepted the Loss and the Parties shall negotiate in good faith to seek a resolution of such dispute within fifteen (15) days thereafter. If the dispute is not resolved through such negotiations, then (x) any dispute as to the value of the Loss (if the Indemnifying Party has agreed in writing that such a Loss exists) will be resolved by an independent valuation firm of national standing (the “Valuation Firm”) jointly selected by the Indemnitee and the Indemnifying Party (and, if the Parties are unable to agree upon a Valuation Firm, then the Indemnitee and the Indemnifying Party shall each select an independent valuation firm of national standing, and the two (2) valuation firms so selected shall select a third (3rd) independent valuation firm of national standing to act as the Valuation Firm) and (y) any other dispute (including as to whether a Loss exists) shall be resolved in accordance with Section 9.11. The determination of the dispute by the Valuation Firm shall be final and binding on the Parties hereto, except in the case of manifest error or fraud. The costs of the Valuation Firm shall be allocated between the Indemnitee and the Indemnifying Party by the Valuation Firm in proportion to the extent that either of the Indemnitee or the Indemnifying Party did not prevail on the amount of the disputed Loss as submitted to the Valuation Firm. If the Indemnifying Party agrees to the payment of the Loss (subject to any limitations set forth in this Article VIII that apply to such Loss) within the 30-day period described above, then it shall, within ten (10) Business Days after such agreement, pay to the Indemnitee the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in, this Article VIII.
(b)    If any claim or action at law or suit in equity is instituted by a third party against an Indemnitee (each, a “Third Party Claim”) with respect to which such Indemnitee is entitled to, and wishes to, make a claim for indemnification for a Loss under Section 8.2, then such Indemnitee shall promptly, and in any event promptly after such Indemnitee has knowledge of an assertion of liability from such third party, deliver to the Indemnifying Party a written notice describing, to the extent practicable, such matter in reasonable detail, including the estimated amount of the Losses that have been or may be sustained by the Indemnitee and any limitations in this Article VIII that apply to such Loss. The failure to make timely delivery of such written notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually materially prejudiced by failure to give such timely notice. In any event, such delivery shall be accompanied by any material information and documents in such Indemnitee’s possession related to such Third Party Claim. The Indemnifying Party may, subject to the other provisions of this Section 8.4, settle, compromise or defend, at such Indemnifying

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Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee in respect of the Third Party Claim. If the Indemnifying Party shall elect to settle, compromise or defend such asserted liability, then it shall, within ten (10) Business Days after such election (or sooner, if the nature of the asserted liability so requires), notify the Indemnitee of its intention to do so and the Indemnitee shall cooperate to the fullest extent possible, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability; provided, that no settlement or compromise of any Third Party Claim shall be made without the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed), except where such settlement or compromise involves only the payment of money and the express, complete and unconditional release of any and all claims against the Indemnitee (and liabilities and obligations with respect thereto) and only to the extent that such money is paid by the Indemnifying Party. The Indemnifying Party shall not be released from any obligation to indemnify the Indemnitee hereunder with respect to such asserted claim without the prior written consent of the Indemnitee, unless the Indemnifying Party shall deliver to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to, or injunctive relief against, or other obligation of the Indemnitee. The Indemnifying Party shall have the sole right, except as provided below in this Section 8.4, to conduct and control the defense of any Third Party Claim. Subject to the following sentence, all costs and fees incurred with respect to any such claim shall be borne by the Indemnifying Party. The Indemnitee shall have the right to participate in, at its own expense, the defense, compromise or settlement of any such Third Party Claim (and may control the defense, compromise or settlement of such Third Party Claim only if the Indemnifying Party does not elect to assume such control or is not permitted to assume such control pursuant to the terms of this Section 8.4); provided, that (A) if there exists a conflict or potential conflict of interest that would make it inappropriate, in the judgment of outside legal counsel to the Indemnitee, for the same counsel to represent both the Indemnitee and the Indemnifying Party, (B) such Third Party Claim (i) is brought by a Governmental Authority in connection with a criminal or regulatory Proceeding or (ii) primarily seeks (x) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnitee or (y) a finding or admission of a violation of Law by the Indemnitee that would have an adverse effect on the Indemnitee other than as a result of monetary damages, (C) the amount in dispute exceeds the maximum amount for which an Indemnifying Party would reasonably be expected to be liable pursuant to this Article VIII in light of the limitations on indemnification herein, if applicable, or (D) if the Indemnifying Party fails to diligently and reasonably defend the Indemnitee, then the Indemnitee shall be entitled to retain one separate counsel of its own choosing(in addition to any necessary local counsel), and the Indemnifying Party shall be responsible for the reasonable and documented fees and expenses of such separate counsel, which fees and expenses shall be reimbursed to the Indemnitee by the Indemnifying Party within thirty (30) days of a request therefor. If the Indemnifying Party shall choose to defend any claim, then the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its direct control that relate to the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors and other personnel available or otherwise render reasonable assistance to, the Indemnifying Party and its agents. The Indemnitee may not settle any Third Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) if a majority of the aggregate amount of Losses arising from such settlement are to be indemnified by the Indemnifying Party under the terms of this Article VIII (or, if CCOC is the

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applicable Indemnifying Party, such Losses are being paid with proceeds from the Buyer Insurance Policy (other than with respect to any Losses (or portion thereof) within the retention under the Buyer Insurance Policy)).
(c)    The Indemnifying Parties shall reasonably cooperate with the Indemnitee in connection with Third Party Claims, including, if and as requested by the Indemnitee, by providing any documents or other information relevant to a claim for indemnification hereunder, making its directors, officers and other representatives reasonably available in connection with the investigation, defense, settlement or compromise of any such claim, and assisting as necessary in connection with the investigation, defense, settlement or compromise thereof.
(d)    Notwithstanding anything to the contrary contained herein, to the extent the procedures in this Section 8.4 are in conflict with the procedures in the Buyer Insurance Policy with regard to matters such as notice, control, settlement or defense of claims, the procedures in the Buyer Insurance Policy shall control, but this Section 8.4(d) shall not relieve any Buyer Indemnitee from its obligations under this Agreement with respect to CCOC. For the avoidance of doubt, each Party shall and shall cause its agents and advisors to reasonably cooperate with the insurer under the Buyer Insurance Policy in connection with the defense, compromise or settlement of any matter which might reasonably constitute a Loss. The insurer under the Buyer Insurance Policy shall have the right to participate in the defense and settlement of any Third Party Claim or other matter reasonably likely to be covered by the Buyer Insurance Policy to the extent so provided in the Buyer Insurance Policy.
Section 8.5    Exclusive Remedy. Except as may be otherwise specifically provided elsewhere in this Agreement, other than in respect of (i) claims relating to actual fraud and (ii) the right to seek specific performance for a breach of a covenant or agreement to be performed by a Party hereto, the provisions of this Article VIII shall be the sole and exclusive monetary remedy of the Parties with respect to any and all claims arising out of or in connection with a breach of any representation, warranty, covenant or agreement in this Agreement. Nothing in this Section 8.5 shall limit the right of any Party to bring or maintain any claim, action or proceeding for injunction, specific performance or other equitable relief to the extent provided in Section 9.8.
Section 8.6    Tax Treatment. Except as otherwise required by applicable Law, the Parties agree to treat any payment made pursuant to this Article VIII as an adjustment to the Management Interests Consideration Amount for all Tax purposes.
Section 8.7    Indemnity Payment. Any payment made by any Indemnifying Party to any Indemnitee pursuant to this Article VIII shall be made promptly (and in any event no later than ten (10) Business Days) following (a) settlement of any claim in accordance with Section 8.4, or (b) upon entry by a court of competent jurisdiction of a final and non-appealable judgment or order or judgment or order not timely appealed.
Section 8.8    Buyer Insurance Policy. Buyer agrees that it shall not amend the terms of the Buyer Insurance Policy in a manner adverse to CCOC without the prior written consent of CCOC.

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ARTICLE IX
MISCELLANEOUS
Section 9.1    Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by the Wafra Representative and the Digital Colony Representative. The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.
Section 9.2    Entire Agreement. This Agreement and the Schedules and any documents executed by the Parties simultaneously herewith or pursuant hereto, including the Ancillary Agreements, constitute the entire understanding and agreement of the Parties relating to the subject matter hereof and supersede all prior understandings or agreements, whether oral or written (including the Confidentiality Agreement) among the Parties with respect to such subject matter.
Section 9.3    Construction and Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, headings and footers contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Pronouns of one gender shall include all genders. The words “hereof,” “herein,” “hereby” and terms of similar import shall refer to this entire Agreement. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. If any event or condition is required by the terms of this Agreement to occur or be fulfilled upon a set number of Business Days, and during such period banks in New York, NY are closed for business due to government Order, the number of business days shall not toll during the period in which banks are closed, but will immediately begin to toll once the government restrictions has been lifted. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. Eastern time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.

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Section 9.4    Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances, or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
Section 9.5    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date delivered, if delivered by facsimile or email; provided, that notice is also sent by one of the methods described in clauses (a), (c) or (d), (c) five (5) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.5):
If to the Buyer or the Wafra Representative:
c/o Wafra, Inc.
345 Park Avenue, 41st Floor
New York, NY 10154-0101
Attn:     Russell J. Valdez
Fergus Healy
E-mail:     WafraLegalNotices@wafra.com

with a copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn:     Andrew Colosimo
Shant Manoukian
Fax:     (212) 859-4000
E-mail:     andrew.colosimo@friedfrank.com
    shant.manoukian@friedfrank.com

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If to CCOC or Colony Capital:
515 S. Flower Street, 44th Floor
Los Angeles, CA 90071
Attn: Director, Legal Department
Email: legal@clny.com
with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, California 90067
Attn: Alison S. Ressler
Email: resslera@sullcrom.com
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 100178-0060
Attn:     Robert D. Goldbaum
Nathan R. Pusey
E-mail:     robert.goldbaum@morganlewis.com
nathan.pusey@morganlewis.com
Section 9.6    Binding Effect; No Assignment.
(a)    This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by CCOC or Colony Capital without the prior written consent of the Wafra Representative, and any purported assignment or other transfer without such consent shall be void and unenforceable. No Buyer may assign, transfer or pledge all or any of its rights and obligations under this Agreement without the prior written consent of the Digital Colony Representative, and any purported assignment, transfer or pledge without such consent shall be void and unenforceable; provided, that the consent of any other Person shall not be required for an assignment by Buyer to (a) one or more of Affiliates of Buyer; provided, further, that no such assignment shall relieve Buyer of its obligations under this Agreement or (b) one or more Persons to whom Buyer transfers all or any portion of its Purchased Interests in accordance with the Ancillary Agreements.
(b)    Upon any transfer by Buyer in accordance with the Ancillary Agreements of any right, benefit or obligation hereunder, any reference to “Buyer” hereunder shall refer to such transferee to the extent such right, benefit or obligation has been transferred to such transferee.
(c)    Buyer shall have the right to exercise any of their rights hereunder individually and in part and with respect to themselves or with respect to themselves and other applicable Wafra Entities, to the extent (i) permitted by an agreement among such parties, and (ii)

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the Party or Parties exercising such rights hereunder would otherwise have the right to exercise such rights but for this Section 9.6(c).
Section 9.7    Counterparts. This Agreement may be executed by facsimile or .pdf format scanned signatures and in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together, be deemed an original, and shall constitute one and the same instrument.
Section 9.8    Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to seek to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that no such Party shall oppose the granting of an injunction or specific performance as provided herein on the basis that any other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 9.9    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Buyer Indemnitees (solely in their capacity as indemnified parties hereunder) and their respective successors and permitted assigns.
Section 9.10    Governing Law. This Agreement, the legal relations among the Parties hereunder and the adjudication and the enforcement thereof and any disputes relating to or arising from this Agreement and the transactions contemplated hereby (whether based in contract, tort, or otherwise), shall in all respects be governed by, and interpreted and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance, and statutes of limitations.
Section 9.11    Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or the Contemplated Transactions. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such suit, action or other proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in (a) the United States District Court for the Southern District of New York, or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an

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inconvenient forum. The Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.
Section 9.12    No Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties herein and then only with respect to the specific obligations set forth herein with respect to such Parties. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or action based on, in respect of or by reason of the Contemplated Transactions.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

COLONY CAPITAL OPERATING COMPANY, LLC

By: /s/ Donna Hansen
Name: Donna Hansen
Title: Vice President

[Signature Page to Investment Agreement]

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COLONY CAPITAL, INC.

By: s/s Donna Hansen
Name: Donna Hansen
Title: Chief Administrative Officer

[Signature Page to Investment Agreement]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER:

W-CATALINA (S) LLC

By: /s/ Fergus Healy
Name: Fergus Healy
Title: Authorized Signatory

[Signature Page to Investment Agreement]

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Exhibit A
Investment Vehicles Sponsored by Excluded Assets or Specified Investments

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Exhibit B

Illustrative Run-Rate EBITDA Computation

[See attached]

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Exhibit C

Expense Amounts

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Annex A

CONVERTIBLE PREFERRED INTERESTS

Section 1. Convertible Preferred Interests.
(a)Subject to the terms and conditions of this Agreement, upon receiving CFIUS Approval, the Convertible Preferred Interests shall automatically convert into Common Interests (the “Conversion”) as if Buyer held such Common Interests from the Closing. Promptly following the Conversion, DCMH shall update its books and records to reflect the applicable Specified Percentage of Buyer in respect of the Common Interests held by it. For the avoidance of doubt, upon Conversion Buyer shall not be entitled to any portion of the accrued Preferred Dividend in excess of the distributions described in Section 1(c)(i) below.
(b)    Preferred Dividend. The “Preferred Dividend” on the Convertible Preferred Interests held by Buyer shall be an amount equal to the greater of (x) the amount the holders of the Convertible Preferred Interests would be entitled to receive pursuant to Section 7.2(a)(ii)(x) of the Limited Liability Company Agreement of DCMH as if such Preferred Units had been converted to Common Interests, and (y) an annual dividend equal to the product of (i) 10% and (ii) the Convertible Preferred Interests Consideration Amount, accruing simple interest daily and payable quarterly in arrears commencing on the date hereof, calculated on the basis of a 365 (or 366 as the case may be) day year.
(c)    Distributions. Distributions with respect to the Convertible Preferred Interests shall be made in accordance with Section 7.2(a) of the A&R DCMH Agreement.
(d)    CFIUS Approval Redemption Right. If CFIUS Approval is not obtained prior to the expiration of the Regulatory Decision Period, then, at any time during the forty-five (45) day period following the end of the Regulatory Decision Period, DCMH shall have the right to redeem all of the Purchased Interests by written notice to the Buyer (the “CFIUS Redemption Right”) for an amount in cash equal to (i) the Wafra Investment Amount, plus (ii) the Preferred Dividend, minus (iii) any distributions received (including Preferred Dividends or under the Carried Interest Participation Agreement, but not in respect of the Sponsor Commitments or Identified Sponsor Commitments), in each case, determined as of the CFIUS Redemption Date (the “CFIUS Redemption Amount”); provided that for purposes of determining the Preferred Dividend, in the event that the Regulatory Decision Period was extended from twelve (12) months to fifteen (15), the Preferred Dividend will be deemed to have not accrued during such three (3) month extension period. In the event that DCMH exercises the CFIUS Redemption Right, the Buyer shall have the right, exercisable by written notice to DCMH within thirty (30) days following receipt of the redemption notice referenced above, to cause DCMH to effect a redemption of any funded Sponsor Commitments or Identified Sponsor Commitments utilizing the NAV of the Digital Colony Funds for the most recent fiscal quarter, and taking into account any contributions or distributions made between the date of such NAV and the closing date of the redemption of such Sponsor Commitments and Identified Sponsor Commitments, in which case such amount shall be added to the CFIUS Redemption Amount. The redemptions contemplated herein and the payment of the CFIUS Redemption Amount shall occur no less than thirty-one (31), and no more than one hundred

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twenty (120) days from delivery of the notice of redemption referenced above (such applicable date, “CFIUS Redemption Date”). In the event that the CFIUS Redemption Amount is not paid in cash on the CFIUS Redemption Date, the redemption transactions will either be unwound and will be deemed to have never occurred or the CFIUS Redemption Amount shall accrue interest daily at a rate of 10%, compounding quarterly, until such time that the CFIUS Redemption Amount plus all accrued interest is paid in full. For the avoidance of doubt, (1) if the CFIUS Redemption Right is not exercised, then the Convertible Preferred Interests shall remain outstanding unless the CFIUS Approval is subsequently obtained and will be entitled to the distributions set forth in Section 7.2(a) of the A&R DCMH Agreement and (2) if the CFIUS Redemption Right is exercised and such redemption is consummated, the Carried Interest Participation Agreement and the Warrants shall automatically terminate without the taking of any further action. In connection with the CFIUS Redemption Right, Buyer shall enter into appropriate agreements containing customary representations and warranties with respect to its due organization, authority and free and clear title of the relevant interests and other appropriate terms.
Section 2.
(a)    Liquidation Preference. If, prior to the Conversion, a Liquidation Event occurs, DCMH shall cause Buyer to be paid, and Buyer shall be entitled to receive, a payment, in priority to any distribution to any other Person, equal to:
(i)    in respect of Buyer’s Convertible Preferred Interests in DCMH, the Convertible Preferred Interests Consideration Amount, plus (1) the Preferred Dividend, minus (2) all distributions paid in respect of the Convertible Preferred Interests (the payment described in this clause (i), the “Liquidation Preference”).
(b)    Payment. For the avoidance of doubt, and notwithstanding any provision to the contrary, any payment made or caused to be made to Buyer with respect to the Convertible Preferred Interests in the event of a Liquidation Event shall be made prior to and in preference to any liquidating distribution or other payment to the Common Interests. After payment of the full amount of the Liquidation Preference to which Buyer is entitled with respect to the Convertible Preferred Interests, Buyer, as the holder of the applicable Convertible Preferred Interests, will have no right or claim to any of the remaining assets of DCMH.
(c)    Notice. Written notice of any Liquidation Event, stating the payment date or dates when, and the place or places where, the Liquidation Preference shall be payable, shall be given by DCMH to the Wafra Representative not less than fifteen (15) nor more than thirty (30) days prior to the payment date stated therein, with respect to Buyer’s Convertible Preferred Interests.
Section 3. Construction. In the event of any inconsistency between the Organizational Documents of DCMH and the terms of this Annex, the terms of the Organizational Documents of DCMH shall prevail. Capitalized terms used in this Annex but not defined therein shall have the meanings ascribed to them in the Investment Agreement.

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Annex B
Warrants

[See attached]

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Annex C-1
Press Release
[See attached]

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Annex C-2
Agreements to Be Filed in Connection with this Agreement

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Annex D
Digital Bridge Entities

1.	Colony Capital Digital Holdco LLC

2.	Colony DC Manager, LLC

3.	Colony Capital PTE. LTD

4.	Colony Capital LLC - Digital

5.	Digital Bridge Advisors, LLC

6.	Digital Bridge Holdings, LLC

7.	Digital Bridge Management LLC

8.	Digital Colony Management, LLC

9.	Digital Colony UK 1 Limited

10.	Digital Colony UK 2 Limited

11.	Digital Colony UK Advisors 1 LLP

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Annex E
Tax Returns

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